UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934


                               (Amendment No. 1)


Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material under Rule 240.14a-12

                                INNOVO GROUP INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


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      (2)   Aggregate number of securities to which transaction applies:


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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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      (4)   Proposed maximum aggregate value of transaction:


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

      (5)   Total fee paid:


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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:


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      (2)   Form, Schedule or Registration Statement No.:


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      (3)   Filing Party:


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      (4)   Date Filed:


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

                                INNOVO GROUP INC.
                            5804 East Slauson Avenue
                           Commerce, California 90040
                                 (323) 725-5516


                                 April 29, 2004


Dear Stockholder:

      You are cordially invited to attend the 2004 annual meeting of stockholders of Innovo Group Inc., or Innovo Group, which will be held at The Wyndham Commerce Hotel, 5757 Telegraph Road, Commerce, California 90040, (near Los Angeles, California), on Thursday, June 3, 2004. The 2004 annual meeting of stockholders will begin promptly at 10:00 a.m. local time.

      The accompanying notice of annual meeting and proxy statement, which you are urged to read carefully, provide important information regarding the business to be conducted at the annual meeting.

      Your Board of Directors recommends a vote "FOR" all of the director nominees and proposals.

      You are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, whether or not you plan to attend the annual meeting. If you do attend the meeting, you may vote in person even if you have submitted a proxy card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. If you hold your shares in "street name" (that is, through a broker, bank or other nominee), please review the instructions on the proxy forwarded by your broker, bank or other nominee regarding the option, if any, to vote on the Internet or by telephone. If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as a proxy.

      On behalf of the Board of Directors, I thank you for your support and continued interest in Innovo Group.

                                        Sincerely,


                                        /s/ Samuel J. Furrow

                                        Samuel J. Furrow
                                        CHAIRMAN OF THE BOARD OF DIRECTORS
                                        INNOVO GROUP INC.

                                INNOVO GROUP INC.
                            5804 East Slauson Avenue
                           Commerce, California 90040
                                 (323) 725-5516

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, JUNE 3, 2004

Time and Date                10:00 a.m., local time on Thursday, June 3, 2004

Place                        The Wyndham Commerce Hotel, 5757 Telegraph Road,
                             Commerce, California 90040


Items of Business            (1) To elect nine directors to serve on the Board
                             of Directors until the 2005 annual meeting of stockholders and until their respective successors are elected and qualified;


                             (2) To approve the adoption of the 2004 Stock Incentive Plan;

                             (3) To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending November 27, 2004; and

                             (4) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Adjournments and             Any action on the items of business described above
Postponements                may be considered at the annual meeting at the time
                             and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date                  You are entitled to vote only if you are an Innovo
                             Group common stockholder as of the close of business on April 14, 2004, or the Record Date.

Meeting Admission            You are entitled to attend the annual meeting only
                             if you are an Innovo Group common stockholder as of the close of business on the Record Date or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a common stockholder of record, but hold shares through a broker, bank or other nominee (i.e., street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 14, 2004, a copy of the proxy card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.


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

List of Common Stockholders  A list of our common stockholders entitled at the
Entitled to vote             annual meeting to Vote will be open for the
                             examination by any common stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at our office at 5804
                             East Slauson Avenue, Commerce, California, 90040.

Voting YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR IN SOME CASES, BY USING THE TELEPHONE OR INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED QUESTIONS AND ANSWERS BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT OR THE INFORMATION PROVIDED TO YOU BY YOUR BROKER, BANK OR OTHER NOMINEE.

                             EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                                         By Order of the Board of Directors,


                                         /s/ Samuel J. Furrow


                                         Samuel J. Furrow
                                         Chairman of the Board of Directors
                                         Los Angeles, California
                                         April 29, 2004

   This notice of annual meeting and proxy statement and proxy are first being mailed to our common stockholders on or about May 3, 2004.

                 QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
                             AND THE ANNUAL MEETING

      Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the proxy materials.

Q: Why am I receiving these materials?

A: The Board of Directors of Innovo Group, or the Board of Directors, is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on Thursday, June 3, 2004. Our common stockholders are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q: What information is contained in this proxy statement?

A: The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, information including compensation concerning directors and the most highly paid executive officers, and certain other required information.

Q: What proposals will be voted on at the annual meeting?

A: The proposals scheduled to be voted on at the annual meeting are:


      (1) To elect nine directors to serve on the Board of Directors until the 2005 annual meeting of stockholders and until their respective successors are elected and qualified;


      (2)   To approve the adoption of the 2004 Stock Incentive Plan; and

      (3) To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending November 27, 2004.

      We will also consider any other business that properly comes before the annual meeting.

Q: How does the Board of Directors recommend that I vote?

A: Our Board of Directors unanimously recommends that you vote your shares "FOR" each of the nominees to the Board of Directors, "FOR" the approval of the adoption of the 2004 Stock Incentive Plan and "FOR" the ratification of the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending November 27, 2004.

Q: What shares can I vote?


A: Each share of our common stock issued and outstanding as of the close of business on the April 14, 2004, or the Record Date, is entitled to be voted for all proposals being voted upon at the annual meeting. You may cast one vote per share of common stock held by you as of the Record Date. These shares include shares that are (1) held directly in your name as the common stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. As of April 26, 2004, we had approximately 29,161,350 shares of common stock issued and outstanding and approximately 995 common stockholders of



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

record.

Q: What is the difference between holding shares as a common stockholder of record and as a beneficial owner?

A: Most of our common stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Common Stockholder of Record

      If your shares are registered directly in your name with our transfer agent, North American Transfer Company, you are considered with respect to those shares the common stockholder of record and these proxy materials are being sent directly to you by us. As the common stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

      Beneficial Owner

      If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares of our common stock held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered with respect to those shares the common stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the common stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares at the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also be able to vote your shares by Internet or telephone as described below under "How can I vote my shares without attending the annual meeting?"

Q: How can I attend the annual meeting?

A: You are entitled to attend the annual meeting only if you are an Innovo Group common stockholder as of the close of business on Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a common stockholder of record, but hold the shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to April 14, 2004, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held in your name as the common stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as


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

described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold your shares directly as the common stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a common stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card, or for shares held beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee.

      By Mail - Our common stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-paid, pre-addressed envelope. Our common stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their broker, bank or nominee and mailing them in the accompanying pre-addressed envelope.

      By Internet - Most of our common stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for Internet voting availability.

      By Telephone - Most of our common stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for telephone voting availability.

Q: May I change my vote?

A: You may change your vote at any time prior to the vote at the annual meeting. If you are the common stockholder of record, you may change your vote by granting a new proxy card bearing a later date (which automatically revokes the earlier proxy), by providing written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual common stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Innovo Group or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. If a common stockholder submits a proxy card with a written comment, then that proxy card will be forwarded to Innovo Group management.


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

Q: How many shares must be present or represented to conduct business at the annual meeting?

A: The quorum requirement for holding the annual meeting and for transacting business is that the holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purposes of determining the presence of a quorum.

Q: How are votes counted?

A: For the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" for one or more of the nominees. For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," the abstention has the same effect as a vote "AGAINST" the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q: Who will count the vote?

A: A representative of North American Transfer Company will tabulate the votes up until the morning of the meeting. At the meeting, our inspector of election will tabulate the votes.

Q: Who will serve as inspector of election?

A: Mr. Jay Furrow, our Chief Executive Officer, will serve as our inspector of election.

Q: What is the voting requirement to approve each of the proposals?


A: For the election of directors, the nine persons receiving a plurality of "FOR" votes at the annual meeting will be elected. All other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers may not vote shares on Proposal 2 without instructions from the beneficial owner of such shares. If the broker is not instructed with respect to Proposal 2, the shares will constitute broker non-votes. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is obtained. Abstentions have the same effect as votes against the matter.


Q: What happens if additional proposals are presented at the annual meeting?

A: Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Samuel J. Furrow, Jr. and Patricia Anderson, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees for the Board of Directors is not available as a candidate, the persons named as proxyholders will vote your proxy for


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

such other candidate or candidates as may be nominated by the Board of Directors.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a common stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: Who will bear the costs of soliciting votes for the annual meeting?

A: We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: Where can I find the results of the annual meeting?

A: We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the third quarter of fiscal 2004.

Q: Where can I obtain a copy of Innovo Group's Annual Report on Form 10-K and Amendment No. 1 to Innovo Group's Annual Report on Form 10-K for the year ended November 29, 2003?

A: A copy of our Annual Report on Form 10-K and Amendment No.1 to our Annual Report on Form 10-K for the year ended November 29, 2003 is enclosed with this proxy statement.

Q: What if I share an address with another stockholder?

A: In some instances, we may deliver to multiple common stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (323) 725-5516 and requests in writing should be sent to Innovo Group Inc., Attention: Corporate Secretary, 5804 East Slauson Avenue, Commerce, California 90040. Our common stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Q: What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings. We expect to hold our 2005 annual meeting of stockholders in or around May of 2005. Our common stockholders may submit proposals that they believe should be voted upon at the 2005 annual meeting consistent with regulations of the Securities and Exchange Commission, or SEC, and our bylaws.


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


      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2005 proxy statement. Any such stockholder proposals must be submitted in writing to and received by the Corporate Secretary of Innovo Group at 5804 East Slauson Avenue, Commerce, California 90040 no later than January 3, 2005. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

      A stockholder may also submit a proposal for consideration outside of Rule 14a-8. Pursuant to Rule 14a-4(c)(1), a stockholder may submit a proposal for consideration at the annual meeting. Any such stockholder proposals to be considered at the annual meeting must be submitted in writing to and received by our Corporate Secretary no later than March 19, 2005. The submission of a stockholder proposal does not guarantee that it will be presented at the annual meeting.


      Our common stockholders interested in submitting a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable federal securities laws and the our bylaws, as applicable.

Q: Do I have any appraisal rights under the General Corporation Law of the State of Delaware?

A: Under the General Corporation Law of the State of Delaware, you do not have any appraisal rights in connection with the proposals upon which a vote is scheduled to be taken at this annual meeting of stockholders.


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

                                INNOVO GROUP INC.
                            5804 East Slauson Avenue
                           Commerce, California 90040

                                 PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                             THURSDAY, JUNE 3, 2004

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


      Our bylaws provide that our Board of Directors will consist of not less than three directors, with the exact number of directors (subject to such minimum and any range of size established by our common stockholders) to be determined by resolution of our Board of Directors. Currently, our Board of Directors has set the number of directors at nine directors. At our annual meeting, nine directors will be elected to serve until the 2005 annual meeting of stockholders, which is expected to be held in May 2005. Our Board of Directors' nominees for election are set forth below.


      In connection with investments by Commerce Investment Group, LLC and other investors affiliated with two of our significant common stockholders, Hubert Guez and Paul Guez, or collectively, the Commerce Group, during August and October 2000, we entered into an investor rights agreement whereby Commerce Group has the right to nominate three individuals for election to our Board of Directors. Additionally, one of Commerce Group's nominees, if elected, will have the right to serve on the each of the committees of our Board of Directors. At this time, Commerce Group has not nominated any person to serve as a member on our Board of Directors. Joseph Mizrachi, pursuant to investments made in October 2000, has the right to nominate one individual for election to our Board of Directors, with this individual having the right to serve on the committees of our Board of Directors committees if elected. Mr. Mizrachi, at this time, has not nominated any person to be elected as a member of our Board of Directors.

Q: What is the vote required to approve Proposal 1?

A: Our Board of Directors will be elected by a plurality vote. Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election of all of the director nominees set forth below. Our Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

Q: How does the Board of Directors recommend I vote?

A: Our Board of Directors unanimously recommends a vote "FOR" the director nominees listed below.


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

Q: What information is provided with respect to nominees to the Board of Directors?

A: The following table sets forth information regarding our nominees to our Board of Directors:


                                                                                              Year First Elected
Name                                    Age    Position                                       Director
----                                    ---    --------                                       --------
Samuel J. (Sam) Furrow                  62     Chairman of the Board of Directors             1998
Samuel J. (Jay) Furrow, Jr.             30     Chief Executive Officer and Director           1999
Patricia Anderson                       43     President and Director                         1990
Marc B. Crossman                        32     Chief Financial Officer and Director           1999
Suhail R. Rizvi(1)(2)(3)                38     Director                                       2003
Vincent Sanfilippo(1)(2)                38     Director                                       2003
Kent Savage(1)(3)                       42     Director                                       2003
Dean Factor                             39     Director                                       2004
Kelly Hoffman                           46     Nominee for Director                           N/A


      (1)   Member of the Audit Committee

      (2)   Member of the Compensation and Stock Option Committee

      (3)   Member of the Nominating and Governance Committee

Q: What is the business experience of the nominees for election to our Board of Directors?

A: The business experience of our nominees for election to our Board of Directors is as follows:

      Samuel J. (Sam) Furrow has served as Chairman of our Board of Directors since October 1998. Mr. Furrow became a member of our Board of Directors in April 1998 and served as our Chief Executive Officer from October 1998 until December 2000, after which Patricia Anderson resumed the position. Mr. Furrow also has been Chairman of the Board of Furrow Auction Company, a real estate and equipment sales company with its headquarters in Knoxville, Tennessee, since April 1968; Chairman of Furrow-Justice Machinery Corporation, a six-branch industrial and construction equipment dealer, since 1983; owner of Knoxville Motor Company-Mercedes Benz and Land Rover of Knoxville since December 1980 and July 1997, respectively. Mr. Furrow has been a Director of Southeastern Advertising Inc., an advertising agency, since April 1968; a Director of First American National Bank since September 1993; and a Director of Goody's Family Clothing, Inc. (NASDAQ: GDYS), a publicly traded retail clothing chain, since 1995. Mr. Furrow received his undergraduate and J.D. degree from the University of Tennessee. Sam Furrow is the father of our Chief Executive Officer, Samuel J.
(Jay) Furrow, Jr.

      Samuel J. (Jay) Furrow, Jr. has served as our Chief Executive Officer since July 2002 and a member of our Board of Directors since January 1999. Prior to that, Mr. Furrow served as our President from December 2000 until July 2002, served as our Chief Operating Officer from April 1999 until March 2003, our Acting Chief Financial Officer from August 2000 until March 2003, and our Vice-President for Corporate Development and In-House Counsel from August 1998 until April 1999. Mr. Furrow currently serves on the Board of Directors of Northgate Innovations, Inc. (NGTE.OB), a publicly traded manufacturer and distributor of personal computers. Mr. Furrow received his J.D. degree from Southern Methodist University School of Law and his B.S. degree in Political Science from Vanderbilt University. Jay Furrow is the son of the Chairman of our Board of Directors, Samuel J. (Sam) Furrow.

      Patricia Anderson has served as our President since July 2002 and a member of our Board of Directors since August 1990. Ms. Anderson served as our Chief Executive Officer from December 2000 until July 2002, our President from August 1990 until December 2000, and Chairman of our Board of Directors from August 1990 until August 1997. Prior to founding Innovo, Inc., Ms. Anderson worked as Vice President of Sales and Marketing for Lexem, Inc., an import wholesale houseware gift company located in Houston, Texas, from August 1985 until July 1987. Prior to that, Ms. Anderson owned and operated three retail stores focusing on home decorating/gift shops all under the name of Basket Case from November 1979 until April 1983. Ms. Anderson attended the University of Texas and the University of Houston, with a focus on Accounting and Food Management.

      Marc B. Crossman has served as our Chief Financial Officer since March 2003 and a member of our Board of Directors since January 1999. Prior to joining our company, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York, from January 1999 until March 2003. Prior to joining J.P. Morgan Securities, Inc., Mr. Crossman served as a Vice President and Equity Analyst with CIBC Oppenheimer Corporation from September 1997 until January 1999. Mr. Crossman also serves on the Board of Directors of Northgate Innovations, Inc. (NGTE.OB), a publicly traded manufacturer and distributor of personal computers. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.



      Suhail R. Rizvi has served as a member of our Board of Directors since April 2003. Mr. Rizvi has served as Chairman of the Board of Directors for the Avatar Group, formerly known as Electronic Manufacturing Services, Inc. a Puerto Rico-based manufacturing company, since December 1995. Mr. Rizvi also serves as a member of the Board of Directors for Varsity Television, a TV network dedicated to teens; Northgate Innovations, Inc. (NGTE.OB), a publicly traded manufacturer and distributor of personal computers; Doublespace Holdings, a brand strategy and web development firm based in New York; and International Sourcing Group, a distributor of electronic components. Mr. Rizvi received his B.S. degree in Economics from the Wharton School of the University of Pennsylvania.

      Vincent Sanfilippo has served as a member of our Board of Directors since July 2003. Mr. Sanfilippo is the Chief Investment Officer and Principal of Urdang & Associates Real Estate Advisors, Inc., a real estate investment management firm with a portfolio of real estate investments valued at approximately $2 billion. Mr. Sanfilippo has been responsible for originating or overseeing the acquisition of approximately $3 billion of real estate assets during his 15 years with Urdang & Associates. Mr. Sanfilippo received his B.S. degree in Economics from the University of Pennsylvania's Wharton Business School.

      Kent Savage has served as a member of our Board of Directors since July 2003. Mr. Savage currently serves as Chief Executive Officer for Northgate Innovations, Inc. (NGTE:OB). Prior to joining Northgate in January 2004, Mr. Savage served as co-founder, Chief Sales and Marketing Officer for TippingPoint,

Technologies (NASDAQ: TPTI) from September 2002 until February 2003. Prior to joining TippingPoint, Mr. Savage served as co-founder, CEO and President for Netpliance, Inc., from February 1999 until August 2001. Prior to joining Netpliance, Mr. Savage served as General Manager, Broadband for Cisco Systems Inc. Service Provider Line of Business from April 1998 until February 1999. Prior to joining Cisco, Mr. Savage served as Vice President, Sales and Marketing for NetSpeed, Inc., from July 1996 until April 1998. Mr. Savage received his B.S. degree in Business from Oklahoma State University, attended University of Virginia's Executive Leadership Program, and his M.B.A. degree from Southern Methodist University.


      Dean Factor has served as a member of our Board of Directors since April 2004 when he was elected to fill a vacancy created by the resignation of one of our former directors, Daniel A. Page. Mr. Factor has served as the Chairman of the Board of Directors and Chief Executive Officer of Smashbox Enterprises, which includes Smashbox Studios and Smashbox Cosmetics, since he founded the company in 1990. Prior to founding Smashbox Enterprises, Mr. Factor was a financial analyst and an inventory analyst with Eldon Industries from 1987 until 1989. Prior to that, Mr. Factor worked for Drexel Burnham Lambert from 1981 until 1983. Mr. Factor received his B.S. degree in Business Administration from American University and his M.B.A. from University of Southern California.


      Kelly Hoffman was nominated to serve as a member of our Board of Directors unanimously by our existing directors up for re-election at a meeting of our Board of Directors in April 2004. Mr. Hoffman has served as Chairman of the Board of Directors and Chief Executive Officer of VTV: Varsity Television, a television company designed to entertain, enable and inspire teenagers, since he founded the company in 1998. Prior to that, Mr. Hoffman owned AOCO Operating, a company that raised capital for the acquisition of property in Texas, Louisiana and New Mexico from 1991 until 1998. From 1989 until 1991, Mr. Hoffman served in a similar position for Texakoma Financial, an oil and gas partnership that raised capital for acquisition of property in Texas, Louisiana and New Mexico. Prior to that, Mr. Hoffman served in various sales and marketing positions for PAZ Syndicate, a conglomerate based in Tel Aviv, Israel that owned diverse interests worldwide. Prior to that, Mr. Hoffman specialized in securing capital from investors for investment in various limited partnerships for the oil and gas industry for Paso Energy. Prior to that, Mr. Hoffman began his oil and gas career at Amoco Production Company in Texas in various positions. Mr. Hoffman attended Texas Tech University and majored in Business Administration.

Q: What incumbent member of our Board of Directors is not a nominee for election as a member to our Board of Directors?


A: John G. Looney, MD, 62, first elected as a member of our Board of Directors in 1999, was not nominated by a majority of our Board to stand for re-election to our Board of Directors. However, our Board of Directors believe that the proposed slate that they are asking stockholders to vote in favor of better represents the mix of skills and business experience in the industry that would be a benefit to us on a going forward basis. Dr. Looney is a tenured Professor of Psychiatry and an Associate Professor of Pediatrics at Duke University Medical Center and a member of Duke University's faculty since 1986. Dr. Looney received his B.A. degree from Cornell University, his B.M.S. degree from Dartmouth Medical School, his M.D. degree from Southwestern Medical School, and his M.B.A. degree from Southern Methodist University. Dr. Looney will continue to serve as a member of our Board of Directors until his successor is elected by plurality vote for the nominees set forth in Proposal 1 at our annual meeting of stockholders on June 3, 2004.

Q: How are the Board of Directors elected and how many meetings were held in fiscal 2003?

A: Each member of our Board of Directors is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or his or her earlier death, resignation or removal. Vacancies on the Board of Directors are filled by a majority vote of the remaining Board of Directors. Our Board of Directors manages us through board meetings and through its committees. During fiscal 2003, our Board of Directors met a total of five times and acted through written consent a total of nine times. No incumbent member of our Board of Directors who served as a director in 2003 attended in person or via teleconference less than 75% of all the meetings of our Board of Directors and the committees on which he or she served during 2003. Although we do not have a formal policy regarding attendance at our annual meeting of stockholders, we attempt to accommodate the schedules of each member of our Board of Directors in choosing a date for our annual meeting of stockholders and our annual meeting of our Board of Directors. In 2003, all of our members of our Board of Directors attended the annual meeting of our Board of Directors either in person or via teleconference. Only one member of our Board of Directors was not in attendance in person at the annual meeting of stockholders on May 22, 2003.

Q: What committees does the Board of Directors have?

A: Our Board of Directors has an Audit Committee, Compensation and Stock Option Committee and Nominating and Governance Committee.


      Audit Committee. The Audit Committee is currently comprised of Messrs. Rizvi, Sanfilippo and Savage. In fiscal 2003, our Audit Committee was comprised of Messrs. Rizvi, Looney and Page. Mr Page resigned from our Board of Directors in April 2004. Mr. Rizvi serves as Chairman of the Audit Committee. The Audit Committee met a total of four times in fiscal 2003.


      The Audit Committee has been established to: (a) assist our Board of Directors in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements,
(3) the independent accountant's qualifications and independence and (4) the performance of the our internal audit function; (b) prepare the report required by the SEC for inclusion in the our annual proxy statement; (c) retain and terminate our independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as our Board of Directors may from time to time assign to the Audit Committee. The Audit Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003 and filed with this proxy statement as Attachment A. Currently, all Audit Committee members are "independent" under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC, and Mr. Rizvi has also been designated to be an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC. A copy of the Audit Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.


      Compensation and Stock Option Committee. The Compensation and Stock Option Committee is currently comprised of Messrs. Rizvi, Looney and Sanfilippo. In fiscal 2003, our Compensation and Stock Option Committee was comprised of Messrs. Rizvi and Looney. Mr. Rizvi serves as Chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met a total of four times in fiscal 2003.


      The principal responsibilities of the Compensation and Stock Option Committee are to (a) assist our Board of Directors in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the company; (b) discharge our Board of Director's responsibilities relating to compensation of our executive officers; (c) evaluate our Chief Executive Officer and set his remuneration package; (d) prepare an annual report on executive compensation for inclusion in our annual proxy statement; (e) make recommendations to our Board of Directors with respect to incentive-compensation plans and equity-based plans; and (f) perform such other functions as our Board of Directors may from time to time assign. The Compensation and Stock Option Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Compensation and Stock Option Committee members are "independent" under NASDAQ listing standards. A copy of the Compensation and Stock Option Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.


      Nominating and Governance Committee. The Nominating and Governance Committee is currently comprised of Messrs. Looney, Rizvi and Savage. In fiscal 2003, our Nominating and Governance Committee was comprised of Messrs. Looney, Rizvi and Page. Mr. Page resigned from our Board of Directors in April 2004. Dr. Looney serves as Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met a total of two times in fiscal 2003 and also two times prior to April 7, 2004 to propose a slate of nominees for the election by our common stockholders at our annual meeting of stockholders. However, the slate of nominees, as originally proposed by our Nominating and Governance Committee, was not approved by our Board of Directors and a new slate was proposed and voted in favor of our Board of Directors at a special meeting of our Board of Directors held on April 7, 2004. One of our current directors, as discussed above, is not included as a nominee for election at this annual meeting of stockholders to be held on June 3, 2004.


      The principal responsibilities of the Nominating and Governance Committee are to (a) assist our Board of Directors in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the company and the Board of Directors; (b) identifying highly qualified individuals meeting those criteria to serve on our Board of Directors; (c) proposing to our Board of Directors a slate of nominees for election by our common stockholders at the annual meeting of stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in our Board of Directors composition requirements; (d) developing plans regarding the size and composition of our Board of Directors and its committees;
(e) reviewing management succession plans; (f) reviewing the Corporate Governance Guidelines of our Board of Directors at least annually and monitoring and making recommendations with respect to the corporate governance principles applicable to the company; and (g) such other functions as the Board of Directors may from time to time assign to the Nominating and Governance Committee.

      The Nominating and Governance Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Nominating and Governance Committee members are "independent" under NASDAQ listing standards. There is no specific procedure outlined in the charter for the Nominating and Governance Committee to consider nominees to our Board of Directors that are recommended by our common stockholders, but such nominees will be considered in accordance with the principal responsibilities of the Nominating and Governance Committee, our bylaws and all applicable rules and regulations relating to such nominations by our common stockholders. The Nominating and Governance Committee has the responsibility for developing criteria for the selection of new directors and nominees for vacancies. The members of the Nominating and Governance Committee have the discretion to choose candidates that have the desired experience, mix of skills and other qualities to assure appropriate composition while taking into account the current members and the specific needs of Innovo Group and our Board of Directors. To date, no more specific criteria has been developed than that set forth in the charter. Furthermore, we have not had a stockholder propose a nominee to our Board of Directors nor have we paid any third party a fee to assist us in the process of identifying or evaluating candidates for our Board of

Directors. A copy of the Nominating and Governance Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.

Q: How are members of the Board of Directors compensated for their service?

A: For fiscal 2003 and pursuant to our 2000 Director Stock Incentive Plan, each non-employee director receives annual compensation at the first annual meeting of stockholders following his or her appointment and annually thereafter a grant in the form of options to buy common stock with an aggregate fair market value of $10,000. These options are exercisable beginning one year from the date of grant and expire ten years from the date of grant. The exercise price is set at 50% of the fair market value of the common stock on the date of grant. The discount was originally proposed to be in lieu of director fees. A member of our Board of Directors who is also our employee receives no additional compensation for his or her service as member of our Board of Directors. Members of our Board of Directors who also serve on one or more committees of our Board of Directors do not receive any additional compensation for such service. In addition to this stock option compensation, at the annual meeting of stockholders held on May 22, 2003, our Board of Directors voted to compensate all non-employee directors in the form of a cash payment at an annual rate of $12,500 for service as a member of our Board of Directors. In the event of approval and adoption of the 2004 Stock Incentive Plan, we will not make any further grants under the 2000 Director Stock Incentive Plan on or after the date of approval and adoption of Proposal 2. Notwithstanding anything to the contrary, any outstanding award granted under the 2000 Director Stock Incentive Plan will remain outstanding in accordance with the terms and conditions of the prior plan and the award agreements evidencing such grants. After the annual meeting of stockholders on June 3, 2004, our Board of Directors will meet to discuss compensation arrangements for members of our Board of Directors for service throughout fiscal 2004.

Q: Has our Board of Directors adopted a code of ethics?

A: Our Board of Directors adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees on May 22, 2003. Our Code of Business Conduct and Ethics is available on our website at www.innovogroup.com or you may request a free copy of our Code of Business Conduct and Ethics from our Chief Operating Officer at our corporate headquarters at the following address: 5804 East Slauson Avenue, Commerce, California 90040 or by calling (323) 725-5526.

      To date, there have been no waivers under our Code of Business Conduct and Ethics. We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver granted from a provision of such Code on a Form 8-K filed with the SEC within five business days following such amendment or waiver or on our website at www.innovogroup.com within five business days following such amendment or waiver. The information contained or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this or any other report that we file or furnish to the SEC.

Q: Does our Board of Directors have a process for our common stockholders to communicate with its members?

A: At the present time, our Board of Directors has not adopted a formal policy to set forth a process by which our common stockholders may communicate with its members. However, any communications directed to members of our Board of Directors will be given due consideration and will be handled in accordance with the principal responsibilities of various committees, the duties as a member of our Board of Directors, our bylaws and all applicable rules and regulations relating to communications by our common stockholders.

                                   PROPOSAL 2

             APPROVAL AND ADOPTION OF THE 2004 STOCK INCENTIVE PLAN


      On April 7, 2004, our Board of Directors adopted the 2004 Stock Incentive Plan, or the Plan, subject to stockholder approval at the annual meeting of stockholders to be held on June 3, 2004. We are asking you to approve the adoption of the 2004 Stock Incentive Plan and the reservation of a total of 1,265,172 shares for issuance thereunder. The number of shares reserved for issuance under the 2004 Stock Incentive Plan is equal to the aggregate number of shares remaining for issuance under our 2000 Employee Stock Incentive Plan and our 2000 Director Stock Incentive Plan as of April 29, 2004, or the Prior Plans. If the Plan is approved, we will not make any further grants under the Prior Plans on or after the date of approval and adoption of Proposal 2. Notwithstanding anything to the contrary, any outstanding award granted under the Prior Plans will remain outstanding in accordance with the terms and conditions of those Prior Plans and the award agreements evidencing such grants. The proposed Plan provides for an award of options, whether nonqualified or incentive, restricted common stock, restricted common stock units, performance shares, performance share units, purchases, share awards, stock appreciation rights or other awards based on the value of our common stock.


      The Plan permits the Compensation and Stock Option Committee to grant certain awards, such as performance shares, contingent based upon pre-established performance goals to our executives and our subsidiaries. In order to qualify for deductibility under Section 162(m) of the Internal Revenue Code, or the Code, the Plan, including, without limitation, the performance goals for determining performance awards set forth in the Plan must be approved by our common stockholders.

      Our Board of Directors has concluded that the adoption of the Plan is in our best interest and the interest of our common stockholders. This Plan provides us with greater flexibility with respect to the type and timing of awards to be granted under this Plan than we had previously under our Prior Plans.

Q: What is the vote required to approve Proposal 2?

A: The affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting is required to approve and adopt the Plan.

Q: How does the Board of Directors recommend I vote?

A: Our Board of Directors unanimously recommends a vote "FOR" the approval and adoption of the Plan.

Q: What is a general description of the principal terms of the Plan?

A: A general description of the principal terms of the Plan is set forth below. However, this summary does not purport to be a complete description of all of the provisions of the Plan, as proposed to be adopted, a copy of which is attached to this proxy statement as Attachment B.

      General. The purpose of the Plan is to enhance our ability to attract and retain officers, directors, employees and consultants of outstanding ability and to provide selected officers, employees, directors and consultants with an interest in us parallel to that of our common stockholders. The Plan provides for the award of options, whether nonqualified or incentive, restricted common stock, restricted common stock units, performance shares, performance share units, purchases, share awards, stock appreciation rights or other awards based on the value of our common stock to our officers, employees, directors and consultants, as well as those officers, employees, directors and consultants of our subsidiaries, such as Innovo, Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc.

      Effective Date. The Plan will become effective on the date it is approved by our common stockholders in accordance with this Proposal 2.

      Number of Shares. Subject to adjustment for certain corporate events, the total of the number of shares of common stock which will be available for the grant of awards under the Plan will not exceed 1,265,172 shares of common stock; provided, that, for purposes of this limitation, any common stock subject to an option which is canceled or expires without exercise will again become available for award under the Plan. Upon forfeiture of awards in accordance with the provisions of the Plan and the terms and conditions of the award, such shares will again be available for subsequent awards under the Plan. Subject to adjustment, no employee will be granted, during any one (1) year period, options to purchase more than 1,250,000 shares of common stock, and the number of shares of common stock subject to any awards other than options or stock appreciation rights will not exceed 1,250,000 shares of common stock. Common stock available for issue or distribution under the Plan will be authorized and unissued shares or shares reacquired by us in any manner.


      Administration. The Compensation and Stock Option Committee of our Board of Directors will administer the Plan, or the Committee. The Committee is currently comprised of Messrs. Rizvi, Looney and Sanfilippo. Mr. Rizvi is Chairman of the Committee. Messrs, Rizvi, Looney and Sanfilippo are non-employee directors within the meaning of Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and are also outside directors within the meaning of Section 162(m) of the Code. The Committee will (i) approve the selection of participants, (ii) determine the type of stock awards to be made to participants, (iii) determine the number of shares of common stock subject to awards, (iv) determine the terms and conditions of any awards granted there under (including, but not limited to, any restriction and forfeiture conditions on such awards) and (v) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into there under, and to make all other determinations necessary or advisable for the administration of the Plan.


      Eligibility. Employees, officers, directors and consultants of us and our subsidiaries selected by the Committee are eligible to receive grants of awards under the Plan.

      Awards. Awards under the Plan may consist of options, restricted common stock, restricted common stock units, performance shares, performance share units, stock purchases, share awards, stock appreciation rights or other awards based on the value of the common stock.

            (1) Options. Both "nonqualified stock options", or Nonqualified Stock Options, and "incentive stock options", or ISOs, may be granted under the Plan, which we will collectively refer to as Options. The terms of any such Option will be set forth in an option agreement and will be consistent with the following:

                  Exercise Price. The exercise price per share of the shares of our common stock to be purchased pursuant to any Option will be fixed by the Committee at the time such Option is granted. In general, in no event will the exercise price for ISOs be less than the fair market value of a share on the day on which the ISO is granted. The Committee may also reduce the Option price of any outstanding Option either through a direct amendment to such Option or through a cancellation of such Option and immediate grant of a new Option with a lower Option price or in any other manner it deems appropriate.

                  Option Term. Subject to termination, the duration of each Option will be determined by the Committee, but may not exceed 10 years from the date of grant; provided, however, that in the case of ISOs granted to 10% shareholders, the term of such Option will not exceed 5 years from the date of grant. In the event of a participant's death (other than ISOs) Options that would otherwise remain exercisable following such death, will remain exercisable for one year following such death irrespective of the terms of the Option.

                  Vesting. An Option will vest and become exercisable at a rate determined by the Committee on the date of grant.

            (2) Restricted Common Stock. The Plan permits the Committee to award restricted common stock under the Plan to eligible participants. The Committee may also award restricted common stock in the form of restricted common stock units having a value equal to an identical number of shares of common stock. Payment of restricted common stock units will be made in common stock or in cash or in a combination thereof (based upon the Fair Market Value (as defined in the Plan) of the common stock on the day the restricted period expires).

            (3) Performance Shares. Performance shares may be granted in the form of actual shares of common stock or common stock units having a value equal to an identical number of shares of common stock. The performance conditions and the length of the performance period will be determined by the Committee, but in no event may a performance period be less than twelve (12) months. The Committee will determine in its sole discretion whether performance shares granted in the form of common stock units will be paid in cash, common stock, or a combination of cash and common stock. Awards of performance shares to Covered Employee (as defined in the Plan) will be subject to performance goals. Performance goals may be expressed in terms of one or more of the following business criteria: revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, funds from operations, funds from operations per share, operating income, pre or after tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, and implementing or completion of critical projects, or improvement in cash-flow (before or after tax). The Committee will establish the relevant performance conditions within ninety (90) days after the commencement of the performance period (or such later date as may be required by Section 162(m) of the Code. A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures. The maximum number of performance shares subject to any award to a Covered Employee is 1,250,000 for each twelve (12) months during the performance period (or, to the extent the award is paid in cash, the maximum dollar amount of any such award is the equivalent cash value, based on the fair market value of the common stock, of such number of shares of common stock on the last day of the performance period). An award of performance shares to a participant who is a Covered Employee will (unless the Committee determines otherwise) provide that in the event termination of continuous service prior to the end of the performance period for any reason, such award will be payable only if the applicable performance objectives are achieved and to the extent, if any, as the Committee will determine. The Committee may reduce or eliminate the amount of payment with respect to any award of performance shares notwithstanding the achievement of specified performance objective however, no adjustments will be made that would adversely impact a participant following a change in control.

      No payments will be made with respect to any performance award unless and until the Committee certifies the achievement of the performance goals.

            (4) Share Purchases. The Compensation and Stock Option Committee may authorize eligible individuals to purchase common stock at price equal to, below or above the fair market value of the common stock at the time of grant.

            (5) Share Awards. Subject to such performance and employment conditions as the Committee may determine, awards of common stock or awards based on the value of the common stock may be granted either alone or in addition to other awards granted under the Plan.

            (6) Stock Appreciation Rights. The Committee may, either alone or in connection with the grant of another award grant stock appreciation rights, the terms of which will be set forth in an agreement.

      Change in Control. Unless otherwise provided in an award agreement, upon the occurrence of a "Change in Control" (as defined in the Plan), all options and stock appreciation rights will automatically become vested and exercisable in full and all restrictions or performance conditions, if any, on any common stock awards, restricted common stock, restricted common stock units, performance shares or performance share units granted will automatically lapse.

      Adjustments. The Plan provides that in the event of certain corporate events or changes in the common stock, awards and the number of shares under the Plan may be adjusted to reflect such event.

      Deferrals. The Committee will be authorized to establish procedures pursuant to which the payment of any award may be deferred.

      Amendment and Termination. The Plan will expire on the 10th anniversary of the Plan's effective date (except as to awards outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that, no amendment will be made without stockholder approval, if such approval is necessary to comply with any applicable law, regulation or stock exchange rule and, no amendment will be made that would adversely affect the rights of a participant without such participant's written consent, except as provided under Adjustments.

Q: What are the federal income tax consequences of options granted under the Plan, as well as the Prior Plans, under the federal tax laws currently in effect?

      The following is a summary of the material federal tax consequences of receiving options in the Plan and is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which are subject to change. A participant may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he works and/or resides. This summary is for general information purposes only and is not tax advice.

      Section 162(m) Limitation. Subject to a limited number of exceptions,
Section 162(m) of the Code denies a deduction to a publicly held corporation for payments of remuneration to certain employees to the extent the employee's remuneration for the taxable year exceeds $1,000,000. For this purpose, remuneration attributable to stock options is included within the $1,000,000 limitation. However, to the extent that certain procedural requirements are met (e.g., the Plan is approved by our common stockholders, grants are made by the Committee, the exercise price is equal to the fair market value of the underlying shares upon grant, etc.), gain from the exercise of stock options should not be subject to the $1,000,000 limitation. We have attempted to structure the plan in such a manner that the remuneration attributable to the stock options will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

      Non-Qualified Stock Options. An individual receiving non-qualified stock options should not recognize taxable income at the time of grant. A participant should generally recognize ordinary compensation income in an amount equal to the excess, if any, in the fair market value of the option shares on exercise of the non-qualified stock options over the exercise price thereof. In general, subject to the limitations set forth in Section 162(m) and discussed above, we are entitled to deduct from our taxable income the amount that the participant is required to include in ordinary income at the time of such inclusion.

      Incentive Stock Options. An individual granted an incentive stock option will not generally recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise, although he or she may be subject to alternative minimum tax. In general, if a disqualifying disposition should occur (i.e., the shares acquired upon exercise of the option are disposed of within the later of two years from the date of grant or one year from the date of exercise), a participant will generally recognize ordinary compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on disposition), over the exercise price thereof. We are not entitled to any deduction on account of the grant of the incentive stock options or the participant's exercise of the option to acquire common stock. However, in the event of a subsequent disqualifying disposition of such shares of common stock acquired pursuant to the exercise of an incentive stock option under circumstances resulting in taxable compensation to the participant, subject to the limitations set forth in Section 162(m) and discussed above, in general, we should be entitled to a tax deduction equal to the amount treated as taxable compensation to the participant.

Q: Will the Plan be registered with the SEC?

A: If this Proposal 2 is adopted, we intend to file a registration statement covering the offering of the shares under the Plan with the SEC pursuant to the Securities Act of 1933, as amended.

Q: What would the new Plan benefits have been if the Plan had been in effect for the fiscal 2003 year?

A: The amounts payable under the Plan for 2004 which may be received by each of
(a) our executive officers named in the Summary Compensation Table herein; (b) our executive officers as a group; and (c) our employees who are not executive officers as a group, is not currently determinable.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent auditors for the fiscal year ending November 27, 2004, subject to ratification by common stockholders at our annual meeting. Representatives of E&Y will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Q: What is the vote required to approve Proposal 3?

A: The affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting is required to ratify the selection of E&Y as our independent auditors for the year ending November 27, 2004. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of E&Y.

Q: How does the Board of Directors recommend I vote?

A: Our Board of Directors unanimously recommends a vote "FOR" the ratification and approval of the selection of E&Y to serve as our independent auditors for the fiscal year ending November 27, 2004.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table provides information as of April 29, 2004 concerning beneficial ownership of common stock held by (1) each person or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and nominees for election as a director, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The information as to beneficial ownership has been furnished by our respective common stockholders, directors and executive officers, and, unless otherwise indicated, each of our common stockholders has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

      Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Pursuant to the rules of the SEC, certain shares of our common stock that a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof pursuant to the exercise of options or warrants for the purchase of shares of common stock are deemed to be outstanding for the purpose of computing the percentage ownership of that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Percentages are calculated based on 29,161,350 shares outstanding as of April 26, 2004. The address for the officers and directors is our corporate office located at 5804 East Slauson Avenue, Commerce, California, 90040.

                                                             Number of Shares               Percentage of
Beneficial Owner                                           Beneficially Owned                Common Stock
----------------                                           ------------------                ------------
Samuel J. (Jay) Furrow, Jr.                                       1,386,604(1)                      4.75%
Chief Executive Officer and Director
Nominee for Director

Patricia Anderson                                                   683,146(2)                      2.34%
President and Director
Nominee for Director

Marc B. Crossman                                                    712,015(3)                      2.44%
Chief Financial Officer and Director
Nominee for Director
                                                                     50,000(4)                         *%
Shane Whalen
Chief Operating Officer

Samuel J. (Sam) Furrow                                            3,148,305(5)                     10.80%
Chairman of Board of Directors
Nominee for Director

John G. Looney, MD                                                  196,207(6)                         *%
Director

                                                                   Number of Shares               Percentage of
Beneficial Owner                                                 Beneficially Owned                Common Stock
----------------                                                 ------------------                ------------
Suhail R. Rizvi                                                             7,692(7)                          *%
Director
Nominee for Director

Vincent Sanfilippo                                                              0                             0%
Director
Nominee for Director

Kent Savage                                                                     0                             0%
Director
Nominee for Director

Dean Factor                                                                10,000                             *%
Director
Nominee for Director

Kelly Hoffman                                                                   0                             0%
Nominee for Director

Azteca Production International, Inc.                                   3,825,000(8)                      13.12%
Over 5% Stockholder
5804 East Slauson Avenue
Commerce, California 90040

Commerce Investment Group LLC                                           1,837,500(9)                       6.30%
Over 5% Stockholder
5804 East Slauson Avenue
Commerce, California 90040

Hubert Guez                                                             2,656,828(10)                      9.11%
Over 5% Stockholder
5804 East Slauson Avenue
Commerce, California 90040

Paul Guez                                                               4,765,286(11)                     16.34%
Over 5% Stockholder
5804 East Slauson Avenue
Commerce, California 90040

Seymour Braun, Innavation LLC,                                          2,547,820(12)                      8.74%
Yardworth Mortgage Corp., and Praha Trust
Over 5% Stockholder
Braun & Goldberg
110 East 59th Street, Suite 3201
New York, New York 10022

All directors and executive officers, as a                              6,193,969                         21.24%
group (10 persons)                                                      ---------                         -----
                                                             (1)(2)(3)(4)(5)(6)(7)

----------

*     Represents beneficial ownership of less than 1%.


      (1) Includes (i) 1,136,604 shares held for the personal account of Jay Furrow; and (ii) 250,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Furrow's personal account.


      (2) Includes (i) 283,146 shares held for Ms. Anderson's personal account; and (ii) 400,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Ms. Anderson's personal account.


      (3) Includes (i) 43,500 shares held for Mr. Crossman's personal account; and (ii) 668,515 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Crossman's personal account.


      (4) Includes 50,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Whalen's personal account.


      (5) Includes (i) 3,083,598 shares held for the personal account of Sam Furrow; (ii) 51,207 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Furrow's personal account; and (iii) 15,300 shares beneficially owned by Ann Furrow, Mr. Furrow's wife, as to which such shares Mr. Furrow disclaims beneficial ownership.

      (6) Includes (i) 145,000 shares held for Dr. Looney's personal account; and (ii) 51,207 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Dr. Looney's personal account.

      (7) Includes 7,692 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Rizvi's personal account.

      (8) Includes (i) 1,625,000 shares held for the account of Azteca Production International, Inc., or Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Hubert Guez exercises sole voting and investment control; and (ii) 2,200,000 shares held for the account of Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Paul Guez exercises sole voting and investment control. This information is based upon a Schedule 13D/A filed with the SEC on April 28, 2004.

      (9) Includes (i) 707,928 shares held for the account of Commerce Investment Group, LLC, a California limited liability company, or CIG, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Hubert Guez exercises sole voting and investment control; (ii) 829,572 shares held for the account of CIG as to which such shares Mr. Paul Guez exercises sole voting and investment control; and (iii) 300,000 shares issuable upon exercise of currently exercisable warrants held for CIG's account, as to which such shares Mr. Hubert Guez exercises sole voting and investment control. This information is based upon a Schedule 13D/A filed with the SEC on April 28, 2004.

      (10) Includes (i) 23,900 shares held for the personal account of Hubert Guez; (ii) 707,928 shares held for the account of CIG, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Hubert Guez exercises sole voting and investment control;
            (iii) 300,000 shares issuable upon exercise of currently exercisable warrants held for the account of CIG, as to which such shares Mr. Hubert Guez exercises sole voting and investment control; and (iv) 1,625,000 shares held for the account of Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Hubert Guez exercises sole voting and investment control. This information is based upon a Schedule 13D/A filed with the SEC on April 28, 2004.

      (11) Includes (i) 2,200,000 shares held for the account of Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Paul Guez exercises sole voting and investment control; (ii) 829,572 shares held for the account of CIG, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez and as to which such shares Mr. Paul Guez exercises sole voting and investment control; (iii) 285,714 shares held for the account of S.H.D. Investments, LLC, a California limited liability company for which Mr. Paul Guez serves as President and as to which such shares Mr. Paul Guez exercises sole voting and investment control; and (iv) 1,450,000 shares held for the account of Integrated Apparel Resources, LLC, a California limited liability company jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Paul Guez exercises sole voting and investment control. This information is based upon a Schedule 13D/A filed with the SEC on April 28, 2004.

      (12) Innavation, LLC, a Delaware limited liability company, is owned 85% by Yardworth Mortgage Corp., or Yardworth, a corporation organized under the laws of Aruba. The beneficial owner of Yardworth is Praha Trust, a trust organized under the laws of Canada. As sole trustee of Praha Trust, Mr. Seymour Braun has the right to vote all shares owned by Innavation, LLC. This information is based upon a Form 4 filed with the SEC on February 9, 2004.

                               EXECUTIVE OFFICERS

Executive Officers


      Our executive officers and their ages and positions as of April 29, 2004 are as follows:


Name                                                 Age    Position
----                                                 ---    --------
Samuel J. (Jay) Furrow, Jr...............            30    Chief Executive Officer and Director
Patricia Anderson........................            43    President and Director
Marc B. Crossman.........................            32    Chief Financial Officer and Director
Shane Whalen.............................            33    Chief Operating Officer

      Samuel J. (Jay) Furrow, Jr. has served as our Chief Executive Officer since July 2002 and a member of our Board of Directors since January 1999. Prior to that, Mr. Furrow served as our President from December 2000 until July 2002, served as our Chief Operating Officer from April 1999 until March 2003, our Acting Chief Financial Officer from August 2000 until March 2003, and our Vice-President for Corporate Development and In-House Counsel from August 1998 until April 1999. Mr. Furrow currently serves on the Board of Directors of Northgate Innovations, Inc. (NGTE.OB), a publicly traded manufacturer and distributor of personal computers. Mr. Furrow received his J.D. degree from Southern Methodist University School of Law and his B.S. degree in Political Science from Vanderbilt University. Jay Furrow is the son of the Chairman of our Board of Directors, Samuel J. (Sam) Furrow.

      Patricia Anderson has served as our President since July 2002 and a member of our Board of Directors since August 1990. Ms. Anderson served as our Chief Executive Officer from December 2000 until July 2002, our President from August 1990 until December 2000, and Chairman of our Board of Directors from August 1990 until August 1997. Prior to founding Innovo, Inc., Ms. Anderson worked as Vice President of Sales and Marketing for Lexem, Inc., an import wholesale houseware gift company located in Houston, Texas, from August 1985 until July 1987. Prior to that, Ms. Anderson owned and operated three retail stores focusing on home decorating/gift shops all under the name of Basket Case from November 1979 until April 1983. Ms. Anderson attended the University of Texas and the University of Houston, with a focus on Accounting and Food Management.

      Marc B. Crossman has served as our Chief Financial Officer since March 2003 and a member of our Board of Directors since January 1999. Prior to joining our company, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York, from January 1999 until March 2003. Prior to joining J.P. Morgan Securities, Inc., Mr. Crossman served as a Vice President and Equity Analyst with CIBC Oppenheimer Corporation from September 1997 until January 1999. Mr. Crossman also serves on the Board of Directors of Northgate Innovations, Inc. (NGTE.OB), a publicly traded manufacturer and distributor of personal computers. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.

      Shane Whalen has served as our Chief Operating Officer since April 2003. Prior to that, Mr. Whalen served as our Vice President of Corporate Development from October 2002 until April 2003. Prior to joining our company, Mr. Whalen was an independent business consultant from November 2000 until September

2002. Prior to that, Mr. Whalen served as Chief Operating Officer for Next Generation, LLC, an entertainment production company, from August 1998 until November 2000. Prior to that, Mr. Whalen served as Manager of Financial Services & Transportation for Accenture Consulting from January 1994 until August 1998. Mr. Whalen received his B.A. degree in Economics from Vanderbilt University.

Other Significant Employees

      Joe Dahan has served as the President and head designer for our Joe's Jeans, Inc. subsidiary, or Joe's, since its formation in February 2001. Mr. Dahan is responsible for the design, development and marketing of Joe's products. Prior to Joe's, Mr. Dahan was the head designer for Azteca Production International, Inc., or Azteca, where he was responsible for the design, development and merchandising of product lines developed by Azteca from 1996 until 2001. Azteca, which is owned by two of our significant common stockholders, is one of the world's largest manufacturers of denim related products. Prior to his employment with Azteca, Mr. Dahan was engaged in the design and development of apparel products for a company of which he was an owner and operator from 1989 until 1996.

      Pierre Levy has served as our General Manager of Apparel Operations since February 2003. Prior to that, Mr. Levy was our Head of Product Sourcing from July 2003 until February 2003. Mr. Levy initially joined our company in connection with our acquisition of the Blue Concept division from Azteca, as discussed in "Related Party Transactions" in this proxy statement. While at Azteca, Mr. Levy served as the Chief Operating Officer with the primary responsibility of managing thousands of employees in the United States and Mexico and ensuring the manufacturing of millions of garments per month for brands such as Tommy Hilfiger, Calvin Klein, J. Crew, American Eagle Outfitters and Bongo. Prior to joining Azteca, Mr. Levy was the owner and President of Olive, a Los Angeles based manufacturing company focusing on the design, marketing and distribution of apparel products worldwide.

Compensation Committee Interlocks and Insider Participation

      During 2003, the Compensation and Stock Option Committee of our Board of Directors was comprised of Dr. Looney and Mr. Rizvi. The Compensation and Stock Option Committee is responsible for determining the salaries and incentive compensation of our executive officers and for providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation and Stock Option Committee also administers our benefit plans, including the 2000 Employee Stock Incentive Plan. Mr. Rizvi serves as Chairman of the Compensation and Stock Option Committee. Neither Mr. Rizvi nor Dr. Looney has served as an executive officer or employee of Innovo Group. However, beginning in December 2003, Messrs. Furrow and Crossman, two of our executive officers and members of our Board of Directors, became members of the Board of Directors for Northgate Innovations, Inc. (NGTE.OB), of which Mr. Savage currently serves as Chief Executive Officer. Furthermore, one additional member of our Board of Directors, Mr. Rizvi, also serves as a member of the Board of Directors for Northgate Innovations, Inc. (NGTE.OB). Neither Mr. Furrow nor Mr. Crossman is a member of the Compensation Committee of the Board of Directors for Northgate Innovations, Inc. (NGTE.OB).

Executive Compensation

      The following table sets forth certain information with respect to compensation for the years ended November 29, 2003, November 30, 2002 and December 1, 2001, respectively, paid to our chief executive officer and our other most highly compensated executive officers as of November 29, 2003. In this proxy statement, we refer to these individuals as our Named Executive Officers.

                           Summary Compensation Table

                                                                                              Long Term
                                                                                            Compensation
                                                     Annual Compensation                       Awards
                                             -----------------------------------------------------------
                                                                         Other Annual        Securities       All Other
Name and                                                                 Compensation        Underlying     Compensation
Principal Position               Year         Salary           Bonus          ($)            Options (#)         ($)
------------------------------------------------------------------------------------------------------------------------
Samuel J. Furrow, Jr             2003        $275,000           --              --             100,000           --
  Chief Executive Officer        2002         160,000           --              --                  --           --
                                 2001         143,000           --              --             150,000           --

Patricia Anderson                2003        $275,000           --              --             100,000           --
  President                      2002         206,000           --              --                  --           --
                                 2001         200,000           --              --             300,000           --

Marc B. Crossman                 2003        $275,000           --        $ 12,000(2)        1,000,000           --
  Chief Financial Officer        2002              --           --              --              17,874(3)        --
                                 2001              --           --              --                  --           --

Shane Whalen                     2003        $125,000           --        $  1,000(2)           50,000           --
  Chief Operating Officer        2002           9,170(4)        --              --                  --           --
                                 2001              --           --              --                  --           --

      (1) No executive officer received restricted stock awards or option grants during the fiscal year ending November 30, 2002.

      (2) This amount represents payments made in connection with relocation expenses.

      (3) These options were issued in fiscal 2002 in connection with Mr. Crossman's service during fiscal 2001 and fiscal 2002 as a non-employee member of our Board of Directors.

      (4) Mr. Whalen commenced employment with us in October 2002 as our Vice President of Corporate Development.

Employment Contracts, Termination of Employment and Change in Control

      We have not entered into any employment or severance agreements with any of our Named Executive Officers. However, in connection with Mr. Crossman's option agreement, in the event of a change in control of the company, all of Mr. Crossman's options, to the extent not otherwise exercisable, will immediately become exercisable.

Stock Option Grants

      The following table sets forth the stock options we granted during the fiscal year ended November 29, 2003 to each of our named executive officers. We have never granted any stock appreciation rights.

      Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the SEC, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

            Option Grants in the Fiscal Year Ended November 29, 2003

                                                                                                     Potential Realizable Value
                                                                                                     at Assumed Annual Rates of
                                                                                                    Stock Price Appreciation for
                                        Individual Grants                                                    Option Term
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (1)                (2)
                                  Number of          % of Total
                                  Securities           Options
                                  Underlying         Granted to      Exercise or
                                    Options         Employees in      Base Price    Expiration
Name                              Granted (#)        Fiscal Year        ($/Sh)         Date           5% ($)             10% ($)
----                              -----------        -----------        ------         ----           ------             -------
Samuel J. Furrow, Jr.               100,000               8%            $2.40        12/02/07      $    66,000        $   147,000
Patricia Anderson                   100,000               8%            $2.40        12/02/07      $    66,000        $   147,000
Marc B. Crossman                  1,000,000              77%            $2.86         3/25/13      $ 1,800,000        $ 4,560,000
Shane Whalen                         50,000               4%            $2.60         5/22/13      $    82,000        $   207,000

Fiscal Year End Option Values

      The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended November 29, 2003. In addition, the table sets forth the number of shares covered by unexercised stock options held by the Named Executive Officers as November 29, 2003, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock and the market price of the shares subject to such option as of November 29, 2003.

       Aggregated Option Exercises in Fiscal Year Ended November 29, 2003
                       and Fiscal Year End Option Values

                                                                    Number of Securities        Value of Unexercised
                                                                   Underlying Unexercised      In- the-Money Options
                                                                    Options at FY-End (#)         at FY-End ($)(1)
                                                                   -----------------------     ----------------------

                             Shares Acquired    Value Realized          Exercisable/                Exercisable/
Name                          on Exercise (#)        ($)               Unexercisable                Unexercisable
---------------------        ----------------   --------------     -----------------------     ----------------------
Samuel J. Furrow, Jr.               0                $ 0                    350,000(2)/0             $ 597,500/$ 0

Patricia Anderson                   0                $ 0                       400,000/0           $ 1,025,000/$ 0

Marc B. Crossman                    0                $ 0              476,848(2)/666,667       $ 561,745/$ 826,667

Shane Whalen                        0                $ 0                   25,000/25,000         $ 37,500/$ 37,500

----------
      (1) Based on a closing price per share of $4.10 for the Common Stock on Friday, November 28, 2003, as reported by the NASDAQ SmallCap Market.

      (2) Includes 100,000 shares that expired unexercised on February 24, 2004 at an exercise price of $4.75.

Option Repricing

      The following table sets forth information concerning the repricing of options held by Marc Crossman, our Chief Financial Officer, with respect to options that were originally granted in connection with commencement of his employment as our Chief Financial Officer. However, on the original date of the grant of the options to Mr. Crossman, there were not enough shares authorized under the 2000 Employee Stock Incentive Plan to grant Mr. Crossman the options. As a result, Mr. Crossman's options were cancelled and reissued upon stockholder approval of an increase in shares authorized and available for grant under the 2000 Employee Stock Incentive Plan. The term of the reissued option was 10 years rather than the 20 year term of the original option.

                           Ten Year Option Repricings

                                                                                                              Length of
                                                                                                              Original
                                       Number of                                                              Option Term
                                       Securities         Market Price of                                     Remaining at
                                       Underlying         Stock at Time of    Exercise Price at   New         Date of
                                       Options Repriced   Repricing or        Time of Repricing   Exercise    Repricing or
Name and Position          Date        or Amended (#)     Amendment ($)       or Amendment ($)    Price ($)   Amendment
-----------------          ----        --------------     -------------       ----------------    ---------   ---------
Marc B. Crossman
  Chief Financial          5/22/03     1,000,000          $2.60               $2.86               $2.86       19.8 years
  Officer and Director

401(k) Plan

      On December 1, 2002, we established a tax qualified defined contribution 401(k) Profit Sharing Plan . All employees who have worked for us for 30 consecutive days may participate in the 401(k) Profit Sharing Plan and may contribute up to 100% of their salary to the plan. Our elective matching contributions may be made on a discretionary basis. All employees who have worked 500 hours qualify for profit sharing in the event at the end of each year we decide to do so. Costs of the plan charged to operations were $20,000 for the year ended November 29, 2003.

Equity Compensation Plan Information

      The following table sets forth certain information about our common stock that may be issued upon the exercise of options, warrants and rights under all of the our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, which includes our 2000 Employee Stock Incentive Plan and 2000 Director Stock Incentive Plan. As discussed previously in Proposal 2, in the event of approval and adoption of the 2004 Stock Incentive Plan, we will not make any further grants under the 2000 Employee Stock Incentive Plan and 2000 Director Stock Incentive Plan on or after the date of approval and adoption of Proposal 2. Notwithstanding anything to the contrary, any outstanding award granted under the 2000 Employee Stock Incentive Plan and 2000 Director Stock Incentive Plan will remain outstanding in accordance with the terms and conditions of those prior plans and the award agreements evidencing such grants.

                                                                                                   Number of Securities
                                                                                                  Remaining Available for
                                        Number of Securities to         Weighted Average          Issuance Under Equity
                                        be Issued Upon Exercise        Exercise Price of            Compensation Plan
                                        of Outstanding Options,       Outstanding Options,        (excluding securities
Plan Category                             Warrants and Rights         Warrants and Rights        reflected in column (a))
-------------                             -------------------         -------------------        ------------------------
                                                   (a)                          (b)                         (c)
Equity Compensation Plans
approved by security holders
(1):
   2000 Employee Plan                           2,030,000                     $2.19                      970,000
   2000 Director Plan                             204,828                     $0.78                      295,172
Equity Compensation Plans not
approved by security holders:
   Samuel J. Furrow, Jr. (2)                      100,000                     $4.75                            0
   Marc B. Crossman (2)                           100,000                     $4.75                            0
                                                ---------                                              ---------
TOTAL                                           2,434,828                                              1,265,172
                                                =========                                              =========

      (1) See "2000 Employee Stock Incentive Plan" and "2000 Director Stock Incentive Plan" described herein.

      (2) Includes 100,000 shares subject to currently exercisable options pursuant to an option grant made in February 1999 with an exercise price of $4.75 per share that expired unexercised in February 2004. The option grant was made in connection with the initial appointment as a member of our Board of Directors.

                                   STOCK PLANS

2000 Employee Stock Incentive Plan

      The 2000 Employee Stock Incentive Plan, or the 2000 Employee Plan, provides for the grant of options to our officers, employees and consultants and to our affiliates. The 2000 Employee Plan continues in effect until March 2010 unless terminated earlier, as discussed herein. The 2000 Employee Plan was amended at the annual meeting of stockholders held on May 22, 2003 to increase the number of shares available for issuance under the 2000 Employee Plan from 1,000,000 to 3,000,000, as well as to increase the number of shares that may be issued to any one individual under the 2000 Employee Plan in any calendar year from 500,000 to 1,250,000. Options granted under the 2000 Employee Plan may be either "incentive stock options", or ISOs, within the meaning of Section 422 of the Code or nonqualified stock options, or NQSOs. As discussed previously in Proposal 2, in the event of approval and adoption of the 2004 Stock Incentive Plan, we will not make any further grants under the 2000 Employee Plan on or after the date of approval and adoption of Proposal 2. Notwithstanding anything to the contrary, any outstanding awards granted under the 2000 Employee Plan will remain outstanding in accordance with the terms and conditions of the prior plan and the award agreements evidencing such grants.

      The 2000 Employee Plan is administered by the Compensation and Stock Option Committee of our Board of Directors. The Compensation and Stock Option Committee of our Board of Directors has been delegated the full authority in its discretion to determine which of our officers, key employees, consultants or affiliates will be granted stock options and to determine the terms and provisions of such stock incentive options, subject to the requirements and limitations of the 2000 Employee Plan. Subject to the provisions of the 2000 Employee Plan, the Compensation and Stock Option Committee of our Board of Directors has full and conclusive authority to interpret the 2000 Employee Plan, to prescribe, amend and rescind rules and regulations relating to the 2000 Employee Plan, to determine the terms and provisions of the respective stock incentive agreements and to make all other determinations necessary or advisable for the proper administration of the 2000 Employee Plan.

      The 2000 Employee Plan is intended to: (a) provide incentive to our officers and key employees and our affiliates to stimulate their efforts toward our continued success and to operate and manage the business in a manner that will provide for our long-term growth and profitability; (b) encourage stock ownership by officers and key employees by providing them with a means to acquire a proprietary interest in us, acquire shares of stock, or to receive compensation which is based upon appreciation in the value of the stock; and (c) provide means of obtaining, rewarding and retaining key personnel and consultants.

      The number of shares of stock as to which a stock incentive may be granted will be determined by the Compensation and Stock Option Committee of our Board of Directors, in its sole discretion, subject to the limitations of the 2000 Employee Plan. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance based compensation, the maximum number of shares of stock with respect to which options may be granted during any one year period to any employee may not exceed 1,250,000.

      Stock option grants issued under the 2000 Employee Plan may be granted only to our officers, key employees, consultants or to any of our affiliates. The aggregate fair market value (determined as of the date an ISO is granted) of stock with respect to which stock options intended to meet the requirements of
Section 422 of the Code become exercisable for the first time by an individual during any calendar year under all of our plans and our subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs.


      The 2000 Employee Plan was adopted by our Board of Directors on March 12, 2000 and approved by our common stockholders at the 2000 annual meeting of stockholders and amended at the at the annual meeting of stockholders held on May 22, 2003. Up to 3,000,000 shares of our common stock, subject to adjustment as provided in the 2000 Employee Plan, may be issued under the 2000 Employee Plan. As of April 29, 2004, 2,030,000 shares have been issued under our 2000 Employee Plan. Awards under the 2000 Employee Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2000 Employee Plan. As discussed previously in Proposal 2, in the event of approval and adoption of the 2004 Stock Incentive Plan, we will not make any further grants under the 2000 Employee Stock Incentive Plan on or after the date of approval and adoption of Proposal 2.


2000 Director Stock Incentive Plan

      The purpose of the 2000 Director Stock Incentive Plan, or 2000 Director Plan, is to permit the granting of stock options to our Board of Directors who are not our employees at an exercise price less than market value at the date of grant in lieu of paying Board of Directors' fees in cash, thereby advancing our interests by encouraging and enabling the acquisition of our common stock by our Board of Directors whose judgment and ability we rely upon for the attainment of our long-term growth and development. However, beginning in fiscal 2003, we commenced paying all non-employee directors a cash fee in addition to this grant of stock options. The 2000 Director Plan is intended to promote a close identity of interest among us, our Board of Directors, and our common stockholders, as well as to provide a means to attract and attain well-qualified members of our Board of Directors. The 2000 Director Plan was adopted by our Board of Directors on September 13, 2000 and approved by our common stockholders at the 1999 annual meeting of stockholders. As discussed previously in Proposal 2, in the event of the approval and adoption of the 2004 Stock Incentive Plan, we will not make any further grants under the 2000 Director Plan on or after the date of approval and adoption of Proposal 2. Notwithstanding anything to the contrary, any outstanding awards granted under the 2000 Director Plan will remain outstanding in accordance with the terms and conditions of the prior plan and the award agreements evidencing such grants.


      There are authorized for issuance or delivery upon the exercise of options to be granted from time to time under the 2000 Director Plan an aggregate of 500,000 shares of our common stock, subject to adjustment as provided in the 2000 Director Plan. As of April 29, 2004, 204,828 shares have been issued under the 2000 Director Plan. The 2000 Director Plan is administered by the Compensation and Stock Option Committee of our Board of Directors, which will consist of not less than three members, all of whom will be deemed to be independent, and appointed by our Board of Directors.


      Pursuant to our 2000 Director Plan, each non-employee director receives annual compensation at the first annual meeting of stockholders following his or her appointment and annually thereafter a grant in the form of options to buy common stock with an aggregate fair market value of $10,000. These options are exercisable beginning one year from the date of grant and expire ten years from the date of grant. The exercise price is set at 50% of the fair market value of the common stock on the date of grant. This discount was originally proposed in lieu of directors' fees. A member of our Board of Directors who is also an employee of ours receives no additional compensation for his or her service as member of our Board of Directors. Members of our Board of Directors who also serve on one or more committees of the Board of Directors do not receive any additional compensation for such service. In addition to this stock option compensation, at the annual meeting of stockholders on May 22, 2003, our Board of Directors voted to compensate in cash each non-employee director at an annual rate of $12,500 for service as a member of our Board of Directors. After the annual meeting of stockholders on June 3, 2004, our Board of Directors will meet to discuss compensation arrangements for members of the Board of Directors for service in fiscal 2004.

      Each option has an exercise price equal to one-half of the market price on the date of grant, and covers a number of shares equal to $10,000 divided by the exercise price per share. The market price is determined as of the close of business on the day of our Board meeting immediately following our annual shareholder meeting. The 2000 Director Plan will continue in effect until September 2010, unless terminated earlier, as discussed above. Options granted under the 2000 Director Plan are nonqualified stock options. During fiscal 2003, each of our non-employee directors received an option to purchase up to 7,692 shares of our common stock with an exercise price of $1.30 per share vesting on a monthly basis beginning May 22, 2003 under our 2000 Director Plan in addition to cash fees. These options have a ten year term and expire on May 22, 2013.

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

      As our business grows, our Compensation and Stock Option Committee expects to work closely with management to design an executive compensation program to assist us in attracting and retaining needed outstanding executives and senior management personnel. The design and implementation of such program will evolve as needed, but will be based primarily on two elements: (i) providing compensation opportunities that are competitive with competing companies of similar size; and (ii) linking executives' compensation with our or a division's financial performance by rewarding the achievement of our short-term and long-term objectives.

      The three principal components of the executive compensation program are annual base salary, short-term incentive compensation in the form of performance bonuses payable in cash each year, and long-term incentive compensation in the form of stock options and other equity awards. In fiscal 2003, we needed to attract additional executive management through our compensation arrangement, including our Chief Financial Officer and our Chief Operating Officer. Our executive officers are elected on an annual basis and serve at the discretion of our Board of Directors.

      Mr. Jay Furrow became Chief Executive Officer in July 2002, succeeding Ms. Patricia Anderson, who currently serves as our President. Prior to December 2002, the annual base salary for Mr. Furrow and Ms. Anderson was $150,000 and $200,000, respectively. In December of 2002, the annual compensation for both Mr. Furrow and Ms. Anderson was increased to $275,000 in base salary and each person received a stock option to purchase up to 100,000 shares of common stock with an exercise price of $2.40 per share expiring in December 2007.

      During fiscal 2003, the Compensation and Stock Option Committee met a total of four times. At the November 27, 2002 meeting, the compensation arrangement discussed above for Mr. Furrow and Ms. Anderson was approved. Upon the appointment of Marc Crossman as Chief Financial Officer, Mr. Crossman was hired at the same base salary as Mr. Furrow and Ms. Anderson and was granted an option to purchase up to 1,000,000 shares of our common stock, as discussed elsewhere in this proxy statement. The original compensation arrangement, as well as Mr. Crossman's compensation arrangement, was recommend by the Compensation and Stock Option Committee and approved by the full Board of Directors and was based on individual performance and analysis of compensation for the positions at comparative companies.

      Neither Ms. Anderson, Mr. Furrow nor Mr. Crossman has an employment agreement with us, but Mr. Crossman does have a change in control provision in his stock option grant which provides for immediate vesting of all options to the extent not otherwise exercisable will immediately become exercisable in the event of a change in control of the company, as discussed elsewhere in this proxy statement.

            The SEC requires that this report of the Compensation and Stock Option Committee comment on our policy with respect to Section 162(m) of the Code which limits the deductibility of our tax return of nonperformance-based compensation in excess of $1 million dollars paid to any of our named executive officers. The Compensation and Stock Option Committee is monitoring the effects of our compensation program with respect to Section 162(m) of the Code. To date, we have not suffered a loss of compensation as a result of the $1 million dollar limitation. The Compensation and Stock Option Committee reserves the right to design programs that recognize a full range of performance criteria critical to our success, even where the compensation paid under such programs may not be deductible.

            REPORT ON CEO COMPENSATION

            Mr. Furrow's 2003 annual base salary and grant of stock options were based on the overall principles of executive compensation described above. The Compensation and Stock Option Committee reviewed Mr. Furrow's compensation and overall assessment of his performance during its November 2002 meeting. As discussed above, we made adjustments to Mr. Furrow's base salary to be effective in December 2002 at the beginning of our first fiscal 2003 quarter and granted him additional stock options in order to realign his compensation with market and organizational considerations. Upon the hiring of Mr. Crossman in March 2003, the Compensation and Stock Option Committee again reviewed Mr. Furrow's 2003 annual base salary and grant of stock options and concluded that his annual base salary and grant of stock options were consistent with the overall performance of the company and industry standards for executives with similar responsibilities in similar companies.

The Compensation and Stock Option Committee:

            Suhail R. Rizvi, Chairman of the Compensation and Stock Option Committee
            John G. Looney, MD

                          REPORT OF THE AUDIT COMMITTEE

      In accordance with the written charter of the Audit Committee, which was adopted by our Board of Directors on May 22, 2003, the Audit Committee assists the Board in oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition, the Audit Committee recommends to the full Board of Directors the selection of the independent auditors.

      Currently, all Audit Committee members are "independent" under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC and Mr. Rizvi has also been designated to be an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC.

      In performing its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended November 29, 2003 with management and our independent auditors. The Audit Committee also discussed with our independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees" as amended by the Auditing Standards Board of the American

Institute of Certified Public Accountants, and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

      The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and us that might bear on the independent auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself that the non-audit services provided by the independent accountants are compatible with maintaining their independence.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 29, 2003 for filing with the SEC.

The Audit Committee:

      Suhail R. Rizvi, Chairman of the Audit Committee
      John G. Looney, MD
      Daniel A. Page

Stock Performance Graph

      The following graph compares the cumulative total stockholder return for Innovo Group, the NASDAQ Stock Market (U.S. companies) Index, or the NASDAQ Market Index, and the Standard and Poor's 600 SmallCap Index, or S&P 600 SmallCap. Measurement points are the last trading day of each of our fiscal years ended November 30, 1997, November 30, 1998, November 30, 1999, November 30, 2000, December 1, 2001, November 30, 2002, and November 29, 2003. The graph assumes that $100 was invested on November 30, 1997 in our common stock, the NASDAQ Market Index and the S&P 600 SmallCap and assumes reinvestment of any dividends. The stock price performance on the following graph is not necessary indicative of future stock price performance.

                               INNOVO GROUP, INC.
                      COMPARISON OF CUMULATIVE TOTAL RETURN
                           TO NASDAQ MARKET INDEX AND
                             S&P 600 SMALLCAP INDEX
                               (PERFORMANCE GRAPH)

                              [LINE GRAPH OMITTED]

                                 1997       1998       1999      2000       2001       2002        2003
Innovo Group Inc.               $100      $ 21.91    $ 24.29    $ 12.39    $ 29.86    $ 39.60    $ 62.45
NASDAQ Stock Market (US)        $100      $122.59    $210.61    $163.33    $121.68    $ 93.92    $124.50
S&P 600 SmallCap Market         $100      $ 93.88    $102.91    $110.09    $122.45    $114.60    $149.64

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or our future filings under those statutes, the Compensation and Stock Option Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and will not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

                           RELATED PARTY TRANSACTIONS

      We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with officers, directors or principal common stockholders of our company be on terms no less favorable to us than reasonably could have been obtained in arms' length transactions with independent third parties and all transactions between us and related parties must be approved by our Audit Committee.

Anderson Stock Purchase Agreement

      Pursuant to a Stock Purchase Right Award granted in February 1997, our President, Pat Anderson, purchased 250,000 shares of common stock, or the Award Shares, with payment made by the execution of a non-recourse note, or the Anderson Note, for the exercise price of $2.81 per share, or $703,125 in the aggregate. The Anderson Note was due, without interest, on April 30, 2002, and was collateralized by the 1997 Award Shares. The Anderson Note may be paid or prepaid (without penalty) by (i) cash, or (ii) the delivery of our common stock (other than the Award Shares) held for a period of at least six months, which shares would be credited against the Anderson Note on the basis of the closing bid price for the common stock on the date of delivery.

      On July 18, 2002, our Board of Directors voted in favor of extending the term of the Anderson Note until April 30, 2005. The remaining provisions of the Anderson Note remained the same. As of November 29, 2003, $703,125 remains outstanding under the Anderson Note.

Crossman Loan


      On February 7, 2003 and on February 13, 2003, we entered into two promissory note loan agreements with Marc Crossman, then a member of our Board of Directors and now also our Chief Financial Officer, whereby Mr. Crossman loaned to us an aggregate of $500,000. The loan was funded in two phases of $250,000 each on February 7, 2003 and February 13, 2003. In the event of default, each loan is collateralized by 125,000 shares of our common stock as well as a general unsecured claim on our assets, subordinate to existing lenders. Each loan matures six months and one day from the date of its respective funding, at which point the principal amount loaned and any unpaid accrued interest is due and payable in full without demand. The loan carries an 8% annualized interest rate with interest payable in equal monthly installments. The loan may be repaid by us at any time during the term of the loan without penalty. Further, prior to the maturity of the loan and the original due dates, we elected, at our sole option, to extend the term of the loan for an additional period of six months and one day. A majority of our disinterested directors approved the loan from Mr. Crossman. Prior to the maturity of the loans in February 2004, the parties agreed to extend the term of the loan for an additional period of ninety days. Further, pursuant to the extension of the loan, the loan was amended to provide Mr. Crossman with the sole and exclusive option to continue to extend the term of the loan for three additional ninety day periods by giving notice of such extension on or before the due date of the loan.


Purchases of Goods and Services

      As required under the terms of the investment by Commerce Group LLC, or Commerce, and its affiliates, our Innovo, Inc., or Innovo, Joe's Jeans Inc., or Joe's, and Innovo Azteca Apparel, Inc., or IAA, subsidiaries each purchased its craft goods and distribution and operational services from Commerce and its affiliates in fiscal 2003, fiscal 2002 and fiscal 2001. The services purchased included but were not limited to accounts receivable collections, certain general accounting functions, inventory management and distribution logistics.

The following schedule represents Innovo's, Joe's and IAA's purchases from Commerce and its affiliates during fiscal 2003, fiscal 2002 and fiscal 2001 (in thousands):

                                                Innovo
                                 -------------------------------------
                                              Year Ended
                                            (in thousands)
                                 -------------------------------------
                                   2003           2002           2001
                                 -------------------------------------
Goods                            $ 2,898        $ 3,317        $ 2,320
Distribution Services                615            644            362
Operational Services                 228            203            112
                                 -------------------------------------
Total                            $ 3,741        $ 4,164        $ 2,794
                                 =====================================

                                                 Joe's                                            IAA
                                 -------------------------------------          -------------------------------------
                                              Year Ended                                       Year Ended
                                            (in thousands)                                   (in thousands)
                                 -------------------------------------          -------------------------------------
                                   2003           2002          2001               2003           2002          2001
                                 -------------------------------------          -------------------------------------
Goods                            $ 2,195        $ 6,102        $ 1,102          $ 41,798        $ 6,171       $ 1,794
Distribution Services                127            107             20                --             --            --
                                 -------------------------------------          -------------------------------------
Total                            $ 2,322        $ 6,209        $ 1,122          $ 41,798        $ 6,171       $ 1,794
                                 =====================================          =====================================

      Additionally, we are charged an allocation expense from Commerce and its affiliates for expenses associated with us occupying space in Commerce's Commerce, California facility and the use of general business machines and communication services. These expenses totaled approximately $343,000 for fiscal 2003 and $25,000 for fiscal 2002 and fiscal 2001. We also utilize office space and office equipment under a cost sharing arrangement with Commerce and its affiliates.

      We believe that all the transactions conducted between us and Commerce and its affiliates were completed on terms that were competitive and at market rates. Included in due to related parties on our balance sheet is $390,000 and $4,159,000 at November 29, 2003 and November 30, 2002, respectively, relating to amounts due to Commerce and affiliated entities for goods and services described above.

Azteca Production International, Inc.

      In the third quarter of fiscal 2001, we acquired Azteca Production International, Inc.'s Knit Division and formed our IAA subsidiary. Pursuant to equity transactions completed in fiscal 2000, the principals of Azteca Production International, Inc., or Azteca, became our affiliates. We purchased the Knit Division's customer list, the right to manufacture and market all of the Knit Division's current products and entered into certain non-compete and nonsolicitation agreements and other intangible assets associated with the Knit Division. As consideration, we issued to Azteca, 700,000 shares of our common stock valued at $1.27 per share based upon the closing price of the common stock on August 24, 2001, and promissory notes in the amount of $3.6 million.

Blue Concept Division Acquisition

      On July 17, 2003, IAA entered into an asset purchase agreement, or APA, with Azteca, Hubert Guez and Paul Guez, whereby IAA acquired the division known as the Blue Concept division, or the Blue Concept Division, of Azteca. The Blue Concept Division primarily sells denim jeans to American Eagle Outfitters, Inc, or AEO, a national retailer. Hubert Guez and Paul Guez, two of our substantial common stockholders and parties to the APA, together have a controlling interest in Azteca. Based upon the Schedule 13D/A filed with the SEC on March 9, 2004, Hubert Guez, Paul Guez and their affiliates beneficially owned in the aggregate approximately 26.47% of our common stock on a fully diluted basis.

      Pursuant to the terms of the APA, IAA paid $21.8 million for the Blue Concept Division, subject to adjustment as noted below. IAA issued a seven-year convertible promissory note for $21.8 million, or the Blue Concept Note. The Blue Concept Note bears interest at a rate of 6% per annum and requires payment of interest only during the first 24 months and then is fully amortized over the remaining five-year period. On March 5, 2004, upon shareholder approval and pursuant to the terms of the APA, we converted a portion of the Blue Concept
Note into equity through the issuance of 3,125,000 shares of our common stock valued at $4.00 per share, or the Conversion Price. As a result, on March 5, 2004, the Blue Concept Note was reduced by $12.5 million to $9.3 million. The reduction in price was determined by the product of the Conversion Price and 3,125,000, and the shares issued pursuant to the conversion are subject to certain lock-up periods. Up to 1,041,667 additional shares may be issued upon the occurrence of certain future contingencies relating to our stock price for the 30 day period ending March 6, 2005. Pursuant to the APA, IAA employed all of the existing employees of the Blue Concept Division but did not assume any of the Blue Concept Division's or Azteca's existing liabilities.

      In the event that sales of the Blue Concept Division fall below $70 million during the first 17-month period, or Period I, following the closing of the acquisition, or $65 million during the 12-month period, or Period II following Period I, certain terms of the APA allow for a reduction in the purchase price through a decrease in the principal balance of the Blue Concept Note and/or the return of certain locked-up shares of our common stock. In the event the Blue Concept Note is reduced during Period I and the sales of the Blue Concept Division in Period II are greater than $65 million, the Blue Concept Note will be increased by half of the amount greater than $65 million, but in no event will the Blue Concept Note be increased by an amount greater than the decrease in Period I.

      In the event the principal amount of the Blue Concept Note needs to be reduced beyond the outstanding principal balance of such Blue Concept Note, then an amount of the locked-up shares equal to the balance of the required reduction will be returned to us. For these purposes, the locked-up shares will be valued at $4.00 per share. Additionally, if during the 12-month period following the closing, AEO is no longer a customer of IAA, the locked-up shares will be returned to us, and any amount remaining on the balance of the Blue Concept Note will be forgiven.

      In the event the revenues of the Blue Concept Division decrease to $35 million or less during Period I or Period II, IAA will have the right to sell the purchased assets back to Azteca, and Azteca will have the right to buy back the purchased assets for the remaining balance of the Blue Concept Note and any and all locked -up shares will be returned to us.

      As part of the transaction, IAA and AZT International SA de CV, a Mexico corporation and wholly-owned subsidiary of Azteca, or AZT, entered into a two-year, renewable, non-exclusive Supply Agreement for products to be sold by the Blue Concept Division. In addition to customary obligations, the Supply Agreement requires that AZT will receive payment immediately upon receipt of invoices for our purchase orders and that AZT will charge a per unit price such that IAA will have a guaranteed profit margin of 15 percent on a "per unit" basis. In addition, AZT is responsible for all quality defects in merchandise manufactured.

      IAA also utilizes AZT to distribute goods manufactured under the Supply Agreement and until such time that we can establish a Mexican subsidiary to invoice and collect payments from AEO, temporarily has AZT invoice and collect payments from AEO for goods manufactured in Mexico.

JD Design, LLC

      Pursuant to the license agreement entered into with JD Design, LLC under which we obtained the license rights to Joe's Jeans, Joe's is obligated to pay a 3% royalty on the net sales of all products bearing the Joe's Jeans or JD trademark or logo to JD Design, LLC. For fiscal 2003, fiscal 2002 and fiscal 2001, this amount totaled $339,000, $277,000 and $46,000, respectively. Included in due to related parties on our balance sheet are accrued royalties of $189,000 and $91,000 for fiscal 2003 and fiscal 2002, respectively.

Facility Lease Arrangements

      We currently lease our Knoxville, Tennessee office and storage space from a company owned by Sam Furrow, Chairman of our Board of Directors. The office space is approximately 5,000 square feet consisting of the first floor of a two-story building located in downtown Knoxville, Tennessee, with a monthly rental of $3,500 triple net. The storage space is used by us to store our documents and is currently rented on a month-to-month basis for $450 per month.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC on a timely basis. Directors, officers and greater than ten percent beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on a review of copies of such forms furnished to us and certain of our internal records, or upon written representations that no Form 5s were required, we believe that during the year ended December 31, 2003, all
Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis except as follows: the Form 3s to be filed upon election to our Board of Directors for Vincent Sanfilippo, Kent Savage and Suhail R. Rizvi were inadvertently not timely filed upon their election to our Board of Directors, a Form 3 for Shane Whalen filed upon his appointment as an officer subject to
Section 16 and a Form 4 relating to one grant of stock options were inadvertently not timely filed, two Form 4s for Seymour Braun relating to thirteen individual sale transactions were inadvertently not timely filed, one Form 4 for Samuel J. Furrow relating to four individual grants of stock options was inadvertently not timely filed, two Form 4s for Marc B. Crossman relating to three individual grants of stock options were inadvertently not timely filed, one Form 4 for John G. Looney relating to four individual grants of stock options was inadvertently not timely filed, one Form 4 for Daniel A. Page relating to four individual grants of stock options and one sale transaction was inadvertently not timely filed, one Form 4 for Suhail R. Rizvi relating to one grant of stock options was inadvertently not timely filed, and one Form 4 for Hubert Guez relating to three individual sale transactions was inadvertently not timely filed.

                      FEES PAID TO THE INDEPENDENT AUDITORS

      For the fiscal years ended November 29, 2003 and November 30, 2002, E&Y billed the approximate fees as further described below.

Audit Fees

      Fees for audit services totaled approximately $528,000 for the year ended November 29, 2003 and approximately $222,000 for the year ended November 30, 2002, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and assistance with and review of registration statements filed with the SEC including consents related to registration statements for equity issuances.

Audit-Related Fees

      Fees for audit-related services totaled approximately $63,000 for the year ended November 29, 2003 and approximately $52,000 for the year ended November 30, 2002. Audit related services principally included consultation on transactions and acquisitions and assistance with internal control requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees

      Fees for tax services, including tax compliance, tax advice, and tax planning, totaled approximately $123,000 for the year ended November 29, 2003 and approximately $83,000 for the year ended November 30, 2002.

All Other Fees

      There were no other fees for the year ended November 29, 2003 or for the year ended November 30, 2002.

      The Audit Committee has adopted a policy which requires the Audit Committee's pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves such services on an on going basis prior to the incurrence of any such audit and non-audit services. The Audit Committee pre-approved all of the audit and non-audit services rendered by E&Y listed above.

      The Audit Committee has determined that the services provided by E&Y were compatible with maintaining E&Y's independence.

                         OTHER BUSINESS TO BE TRANSACTED

      As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                              OF INNOVO GROUP INC.

      This Charter identifies the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures and investigations and studies of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Innovo Group Inc.., a Delaware corporation (the "Company").

I.    PURPOSE

      The Committee has been established to: (a) assist the Board in its oversight responsibilities regarding (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent accountant's qualifications and independence and (4) the performance of the Company's internal audit function; (b) prepare the report required by the U.S. Securities and Exchange Commission (the "SEC") for inclusion in the Company's annual proxy statement; (c) retain and terminate the Company's independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent accountant, the internal auditors and management of the Company.

II.   COMPOSITION

      The Committee shall be composed of at least three, but not more than six, members (including a Chairperson), all of whom shall be "independent directors," as such term is defined in the rules and regulations of the SEC and The Nasdaq Stock Market ("Nasdaq"). The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any securities exchange or market on which shares of the common stock of the Company are traded. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise and be designated an "audit committee financial expert," as such term is defined in the rules and regulations of the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Chairperson shall maintain regular communication with the chief executive officer, chief financial officer, the lead partner of the independent accountant and the manager of the internal audit.

      Except for Board and Committee fees, a member of the Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal advisor or financial advisor or any other fees prohibited by the rules of the SEC and the Nasdaq. In addition, no member of the Committee may be an affiliated person of the Company or any of its subsidiaries. Members of the Committee may receive their Board and Committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board or the Compensation and Stock Option Committee, as applicable, in addition to all other benefits that other directors of the Company receive. No director may serve on the Committee, without the approval of the Board, if such director simultaneously serves on the audit committee of more than three public companies.

III.  MEETING REQUIREMENTS

      The Committee shall meet as necessary, but at least four times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company's bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

      The Committee may ask members of management, employees, outside counsel, the independent accountant or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

      The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee's actions to the Board from time to time (but at least once each year) as requested by the Board.

      As part of its responsibility to foster free and open communication, the Committee should meet periodically with management, the internal auditors and the independent accountant in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chairperson should meet with the independent accountant and management quarterly to review the Company's financial statements prior to their public release consistent with the provisions set forth below in Section IV. The Committee may also meet from time to time with the Company's investment bankers, investor relations professionals and financial analysts who follow the Company.

IV.   COMMITTEE RESPONSIBILITIES

      In carrying out its responsibilities, the Committee's policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

      A.    Oversight of the Financial Reporting Processes

            1. In consultation with the independent accountant and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

            2.    Review and approve all related-party transactions.

            3. Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting. Consider alternative accounting principles and estimates.

            4. Annually review major issues regarding the Company's auditing and accounting principles and practices and its presentation of financial statements, including the adequacy of internal controls and special audit steps adopted in light of material internal control deficiencies.

            5. Discuss with management and legal counsel the status of pending litigation, taxation matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate.

            6. Meet at least quarterly with the chief financial officer, the internal auditors and the independent accountant in separate executive sessions.

            7. Review all analyst reports and press articles about the Company's accounting and disclosure practices and principles.

            8. Review all analyses prepared by management and the independent accountant of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any analysis of the effect of alternative generally accepted accounting principle ("GAAP") methods on the Company's financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

            9. Review with management and the independent accountant the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

      B.    Review of Documents and Reports

            1. Review and discuss with management and the independent accountant the Company's annual audited financial statements and quarterly financial statements (including disclosures under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation") and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountant, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountant and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquires as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited consolidated financial statements in the Company's annual report on Form 10-K.

            2. Review and discuss with management and the independent accountant earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance.

            3. Review the regular internal reports to management prepared by the internal auditors and management's response thereto.

            4. Review reports from management, the internal auditors and the independent accountant on the Company's subsidiaries and affiliates, compliance with the Company's code(s) of conduct, applicable law and insider and related party transactions.

            5. Review with management and the independent accountant any correspondence with regulators or government agencies, any employee complaints and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

            6. Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

            7. Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

            8. Review any restatements of financial statements that have occurred or were recommended. Review the restatements made by other clients of the independent accountant.

      C.    Independent Accountant Matters

            1. Interview and retain the Company's independent accountant, considering the accounting firm's independence and effectiveness and approve the engagement fees and other compensation to be paid to the independent accountant.

            2. On an annual basis, the Committee shall evaluate the independent accountant's qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent accountant to submit a report (which report shall be reviewed by the Committee) describing
                  (a) the independent accountant's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent accountant, and any steps taken to deal with any such issues and (c) all relationships the independent accountant has with the Company and relevant third parties to determine the independent accountant's independence. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountant, but also consulting, legal, information technology services and other professional services rendered by the independent accountant and its affiliates. The Committee shall also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and of the Independence Standards Board and shall approve in advance any non-audit services to be provided by the independent accountant.

            3. Review on an annual basis the experience and qualifications of the senior members of the audit team. Discuss the knowledge and experience of the independent accountant and the senior members of the audit team with respect to the Company's industry. The Committee shall ensure the regular rotation of the lead audit partner and audit review partner as required by law and consider whether there should be a periodic rotation of the Company's independent accountant.

            4. Review the performance of the independent accountant and terminate the independent accountant when circumstances warrant.

            5. Establish and periodically review the Company's hiring policies for employees or former employees of the independent accountant.

            6. Review with the independent accountant any problems or difficulties the auditor may have encountered and any "management" or "internal control" letter provided by the independent accountant and the Company's response to that letter. Such review should include:

                  (a) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

                  (b) any accounting adjustments that were proposed by the independent accountant that were not agreed to by the Company;

                  (c) communications between the independent accountant and its national office regarding any issues on which it was consulted by the audit team and matters of audit quality and consistency;

                  (d) any changes required in the planned scope of the internal audit; and

                  (e) the responsibilities, budget and staffing of the Company's internal audit function.

            7. Communicate with the independent accountant regarding (a) alternative treatments of financial information within the parameters of GAAP, (b) critical accounting policies and practices to be used in preparing the audit report and (c) such other matters as the SEC and the Nasdaq may direct by rule or regulation.

            8. Periodically consult with the independent accountant out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

            9. Oversee the independent accountant relationship by discussing with the independent accountant the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent accountant has full access to the Committee (and the Board) to report on any and all appropriate matters.

            10. Discuss with the independent accountant prior to the audit the general planning and staffing of the audit.

            11.   Obtain a representation from the independent accountant that
                  Section 10A (Audit Requirements) of the Securities Exchange Act of 1934 has been followed.

      D.    Internal Audit Control Matters

            1. Discuss with management policies with respect to risk assessment and risk management. Although it is management's duty to assess and manage the Company's exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and management is handled and review the steps management has taken to monitor and control the Company's risk exposure.

            2. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountant and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

            3. Following completion of the annual audit, review separately with each of management, the independent accountant and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

            4. Review with the independent accountant, the internal auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

            5. Advise the Board about the Company's policies and procedures for compliance with applicable laws and regulations and the Company's code(s) of conduct.

            6. Establish procedures for receiving accounting complaints and concerns and anonymous submissions from employees and others regarding questionable accounting matters.

            7. Periodically discuss with the chief executive officer and chief financial officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company's internal controls.

            8. Ensure that no officer, director or any person acting under their direction fraudulently influences, coerces, manipulates or misleads the independent accountant for purposes of rendering the Company's financial statements materially misleading.

            9. Take appropriate action in response to reports by counsel of any material violation of securities laws or breach of fiduciary duty or similar violation by the Company, as required by the rules and regulations of the SEC.

      E.    Evaluation of Internal Auditors

            1. Review activities, organizational structure and qualifications of the internal auditors.

            2. Review and concur in the appointment, replacement, reassignment or dismissal of the manager of internal auditing.

            3. Consider and review with management and the manager of internal auditing:

                  (a) significant findings during the year and management's responses thereto;

                  (b) any difficulties encountered in the course of internal audits, including any restrictions on the scope of the internal auditors' work or access to required information;

                  (c) any changes required in the planned scope of the internal auditors' audit plan;

                  (d) the internal auditors' budget and staffing; and

                  (e) the internal auditors' compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant.

V.    ANNUAL EVALUATION PROCEDURES

      The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for review and approval, including information provided therewith, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and
(e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI.   INVESTIGATIONS AND STUDIES

      The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise the Committee. The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities as described herein, and may retain, at the expense of the

Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies. The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel or other consultants.

VII.  MISCELLANEOUS

      Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments hereto, shall be displayed on the Company's web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Approved by the Board of Directors on May 22, 2003.

                                INNOVO GROUP INC.
                            2004 STOCK INCENTIVE PLAN

            1. Purpose. The purpose of the Innovo Group Inc. 2004 Stock Incentive Plan (the "Plan") is to enhance the ability of Innovo Group Inc. (the "Company") and its Subsidiaries to attract and retain officers, employees, directors and consultants of outstanding ability and to provide selected officers, employees, directors and consultants with an interest in the Company parallel to that of the Company's shareholders. The term "Company" as used in this Plan with reference to employment shall include the Company and its Subsidiaries, as appropriate.

            2. Definitions.

                  (a) "Award" shall mean an award determined in accordance with the terms of the Plan.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Cause" shall mean (i) if a Participant is party to an employment agreement or similar agreement with the Company and such agreement includes a definition of Cause, the definition contained therein or (ii) if no such employment or similar agreement exists, it shall mean (A) the Participant's failure to perform the duties reasonably assigned to him or her by the Company,
(B) a good faith finding by the Company of the Participant's dishonesty, gross negligence or misconduct, (C) a material breach by the Participant of any written Company employment policies or rules or (D) the Participant's conviction for, or his or her plea of guilty or nolo contendere to, a felony or for any other crime which involves fraud, dishonesty or moral turpitude.

                  (d) "Change in Control" of the Company means the occurrence of one of the following events:

                  (i) individuals who, on the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

                  (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing more than 50% of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

                  (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) 60% or more of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  (iv) Stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company under this Plan.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the

Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Committee" shall mean a committee of at least two members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein and who are "non-employee directors" within the meaning of Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and who are also "outside directors" within the meaning of Section 162(m) of the Code.

                  (g) "Common Stock" shall mean the common stock of the Company.

                  (h) "Continuous Service" means that the Participant's service as an employee, director or consultant with the Company or a Subsidiary which is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an employee, director or consultant or a change in the entity for which the Participant renders such service; provided, that, there is no interruption or termination of the Participant's Continuous Service other than an approved leave of absence. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted.

                  (i) "Covered Employee" shall have the meaning set forth in
Section 162(m)(3) of the Code.

                  (j) "Disability" shall have the same meaning as provided in any long-term disability plan maintained by the Company or any Subsidiary in which a Participant then participates (the "LTD Plans"); provided, that, if no such plan exists, it shall have the meaning set forth in Section 22(e)(3) of the Code.

                  (k) "Fair Market Value" shall mean, as of any date, the value of the Common Stock determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                  (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date prior to the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

                  (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

                  (l) "Immediate Family Member" shall mean, except as otherwise determined by the Committee, a Participant's spouse, ancestors and descendants.

                  (m) "Incentive Stock Option" shall mean a stock option which is intended to meet the requirements of Section 422 of the Code.

                  (n) "Nonqualified Stock Option" shall mean a stock option which is not intended to be an Incentive Stock Option.

                  (o) "Option" shall mean either an Incentive Stock Option or a Nonqualified Stock Option.

                  (p) "Participant" shall mean an officer, employee, director or consultant of the Company or its Subsidiaries who is selected to participate in the Plan in accordance with Section 5.

                  (q) "Performance Goals" shall mean or may be expressed in terms of any of the following business criteria: revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), funds from operations, funds from operations per share, operating income, pre or after tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, share price performance, improvements in the Company's attainment of expense levels, and implementing or completion of critical projects, or improvement in cash-flow (before or after tax). A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, the Performance Goals will be determined by not accounting for a change in GAAP during a Performance Period.

                  (r) "Performance Objective" shall mean the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with an Award of performance shares.

                  (s) "Performance Period" shall mean the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant's entitlement to receive payment of an Award.

                  (t) "Subsidiary" shall mean any affiliate of the Company selected by the Board; provided, that, with respect to Incentive Stock Options, it shall mean any subsidiary of the Company that is a corporation and which at the time qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

            3. Shares Subject to the Plan. Subject to adjustment in accordance with Section 18, the total of the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall not exceed 1,265,172 shares of Common Stock; provided, that, for purposes of this limitation, any Common Stock subject to an Option which is canceled or expires without exercise shall again become available for Award under the Plan. Upon forfeiture of Awards in accordance with the provisions of the Plan and the terms and conditions of the Award, such shares shall again be available for subsequent Awards under the Plan. Subject to adjustment in accordance with Section 18, no employee shall be granted, during any one (1) year period, Options to purchase more than 1,250,000 shares of Common Stock and, the number of shares of Common Stock subject to any Awards other than Options or stock appreciation rights shall not exceed 1,250,000 shares of Common Stock. Common Stock available for issue or distribution under the Plan shall be authorized and unissued shares or shares reacquired by the Company in any manner.

            4. Administration.

                  (a) The Plan shall be administered by the Committee. All references to the Committee hereinafter shall mean the Board if no such Committee has been appointed. Notwithstanding the foregoing, the Board or Committee may (i) delegate to a committee of one or more members of the Board who are not "outside directors" within the meaning of Section 162(m) of the Code the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not "non-employee directors" within the meaning of Rule 16b-3 the authority to grant Awards to eligible persons who are not subject to Section 16 of the Exchange Act.

                  (b) The Committee shall (i) approve the selection of Participants, (ii) determine the type of Awards to be made to Participants,
(iii) determine the number of shares of Common Stock subject to Awards, (iv) determine the terms and conditions of any Award granted hereunder (including, but not limited to, any restriction and forfeiture conditions on such Award) and
(v) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect.

                  (c) Any action of the Committee shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries and shareholders, Participants and persons claiming rights from or through a Participant.

                  (d) The Committee may delegate to officers or employees of the Company or any Subsidiary, and to service providers, the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan and Award agreements.

                  (e) Members of the Committee and any officer or employee of the Company or any Subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

            5. Eligibility. Individuals eligible to receive Awards under the Plan shall be the offices, employees, directors and consultants of the Company and its Subsidiaries selected by the Committee; provided, that, only employees of the Company and its Subsidiaries may be granted Incentive Stock Options.

            6. Awards. Awards under the Plan may consist of Options, restricted Common Stock, restricted Common Stock units, performance shares, performance share units, purchases, share awards, stock appreciation rights or other awards based on the value of the Common Stock. Incentive Stock Options may only be granted to employees of the Company and its Subsidiaries. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

            7. Options. Options may be granted under the Plan in such form as the Committee may from time to time approve pursuant to terms set forth in an Option agreement.

                  (a) Types of Options. Each Option agreement shall state whether or not the Option will be treated as an Incentive Stock Option or Nonqualified Stock Option. The aggregate Fair Market Value of the Common Stock for which Incentive Stock Options granted to any one employee under this Plan or any other incentive stock option plan of the Company or of any of its Subsidiaries may by their terms first become exercisable during any calendar year shall not exceed $100,000, determining Fair Market Value as of the date each respective Option is granted. In the event such threshold is exceeded in any calendar year, such excess Options shall be automatically deemed to be Nonqualified Stock Options. To the extent that any Option granted under this Plan which is intended to be an Incentive Stock Option fails for any reason to qualify as such at any time, such Option shall be a Nonqualified Stock Option.

                  (b) Option Price. The purchase price per share of the Common Stock purchasable under an Option shall be determined by the Committee; provided, however, the exercise price for Incentive Stock Options will be not less than 100% of the Fair Market Value of the Common Stock on the date of the grant and in the case of Incentive Stock Options granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company and its Subsidiaries (a "10% Shareholder") the price per share specified in the agreement relating to such Option shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant. Notwithstanding any other provision in this Plan to the contrary, the Committee may reduce the option price of any outstanding Option either through a direct amendment to such Option or through a cancellation of such Option and immediate grant of a new Option with a lower option price or in any other manner it deems appropriate.

                  (c) Option Period. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable after the expiration of ten
(10) years from the date the Option is granted; provided, that, in the case of Incentive Stock Options granted to 10% Shareholders, the term of such Option shall not exceed 5 years from the date of grant. Notwithstanding the foregoing, unless otherwise provided in an Award agreement, upon the death of a Participant, Options (other than Incentive Stock Options) that would otherwise remain exercisable following such death, shall remain exercisible for one year following such death, notwithstanding the term of such Option.

                  (d) Exercisability. Each Option shall vest and become exercisable at a rate determined by the Committee on the date of grant.

                  (e) Method of Exercise. Options may be exercised, in whole or in part, by giving written notice of exercise to the Company in a form approved by the Company specifying the number shares of Common Stock to be purchased. Such notice shall be accompanied by the payment in full of the Option exercise price. The exercise price of the Option may be paid by (i) cash or certified or bank check, (ii) surrender of Common Stock held by the Optionee for at least six
(6) months prior to exercise (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes) or the attestation of ownership of such shares, in either case, if so permitted by the Company, where such Common Stock has a Fair Market Value equal to the aggregate exercise price of the Option at the time of exercise, (iii) if established by the Company, through a "same day sale" commitment from optionee and a broker-dealer that is acceptable to the Company that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the total exercise price directly to the Company, (iv) through additional methods prescribed by the Committee, all under such terms and conditions as deemed appropriate by the Committee in its discretion, or (v) by any combination of the foregoing, and, in all instances, to the extent permitted by applicable law. A Participant's subsequent transfer or disposition of any Common Stock acquired upon exercise of an Option shall be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of this Plan.

            8. Restricted Common Stock. The Committee may from time to time award restricted Common Stock under the Plan to eligible Participants. Shares of restricted Common Stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, for such period (the "Restricted Period") as the Committee shall determine. The Committee may define the Restricted Period in terms of the passage of time or in any other manner it deems appropriate. The Committee may alter or waive at any time any term or condition of restricted Common Stock that is not mandatory under the Plan. Unless otherwise determined by the Committee, upon termination of a Participant's Continuous Service with the Company for any reason prior to the end of the Restricted Period, the restricted Common Stock shall be forfeited and the Participant shall have no right with respect to the Award. Except as restricted under the terms of the Plan and any Award agreement, any Participant awarded restricted Common Stock shall have all the rights of a shareholder including, without limitation, the right to vote restricted Common Stock. If a share certificate is issued in respect of restricted

Common Stock, the certificate shall be registered in the name of the Participant, but shall be held by the Company for the account of the Participant until the end of the Restricted Period. The Committee may also award restricted Common Stock in the form of restricted Common Stock units having a value equal to an identical number of shares of Common Stock. Payment of restricted Common Stock units shall be made in Common Stock or in cash or in a combination thereof (based upon the Fair Market Value of the Common Stock on the day the Restricted Period expires), all as determined by the Committee in its sole discretion.

            9. Performance Shares.

                  (a) Type of Awards. Performance shares may be granted in the form of actual shares of Common Stock or Common Stock units having a value equal to an identical number of shares of Common Stock. In the event that a share certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant, but shall be held by the Company until the time the performance shares are earned. The Performance Objectives and the length of the Performance Period shall be determined by the Committee. The Committee shall determine in its sole discretion whether performance shares granted in the form of Common Stock units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

                  (b) Performance Objectives. The Committee shall establish the Performance Objective for each Award of performance shares, consisting of one or more business criteria permitted as Performance Goals hereunder, one or more levels of performance with respect to each such criteria, and the amount or amounts payable or other rights that the Participant will be entitled to upon achievement of such levels of performance. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Award of performance shares payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives shall be objective and shall otherwise meet the requirements of
Section 162(m) of the Code. Performance Objectives may differ for performance shares granted to any one Participant or to different Participants. An Award of performance shares to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant's termination of Continuous Service prior to the end of the Performance Period for any reason, such Award will be payable only (i) if the applicable Performance Objectives are achieved and (ii) to the extent, if any, as the Committee shall determine.

                  (c) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the Performance Objectives and other material terms of an Award of performance shares have been achieved or met. Unless the Committee determines otherwise, performance shares shall not be settled until the Committee has made the certification specified under this Section 9(c).

                  (d) Adjustment. The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of performance shares to a Covered Employee, notwithstanding the achievement of a specified Performance Objectives; provided, that, no such adjustment shall be made which would adversely impact a Participant following a Change in Control.

                  (e) Maximum Amount Payable Subject to Section 18, the maximum number of performance shares subject to any Award to a Covered Employee is 1,250,000 for each 12 months during the Performance Period (or, to the extent the Award is paid in cash, the maximum dollar amount of any such Award is the equivalent cash value, based on the Fair Market Value of the Common Stock, of such number of shares of Common Stock on the last day of the Performance Period).

            10. Share Purchases. The Committee may authorize eligible individuals to purchase Common Stock in the Company at a price equal to, below or above the Fair Market Value of the Common Stock at the time of grant. Any such offer may be subject to the conditions and terms the Committee may impose.

            11. Stock Appreciation Rights. The Committee may in its discretion, either alone or in connection with the grant of another Award, grant stock appreciation rights in accordance with the Plan, the terms and conditions of which shall be set forth in an agreement. If granted in connection with an Option, a stock appreciation right shall cover the same number of shares of Common Stock covered by the Option (or such lesser number of shares as the Committee may determine) and shall, except as provided in this Section 11, be subject to the same terms and conditions as the related Option.

                  (a) Time of Grant. A stock appreciation right may be granted
(i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant, or in the case of Nonqualified Stock Options, at any time thereafter during the term of such Option.

                  (b) Stock Appreciation Right Related to an Option.

                  (i) A stock appreciation right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A stock appreciation right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of Common Stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option agreement.

                  (ii) Upon the exercise of a stock appreciation right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a share of Common Stock on the date preceding the date of exercise of such stock appreciation right over the per share purchase price under the related Option, by (B) the number of shares of Common Stock as to which such stock appreciation right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any stock appreciation right by including such a limit in the agreement evidencing the stock appreciation right at the time it is granted.

                  (iii) Upon the exercise of a stock appreciation right granted in connection with an Option, the Option shall be canceled to the extent of the number of shares as to which the stock appreciation right is exercised, and upon the exercise of an Option granted in connection with a stock appreciation right, the stock appreciation right shall be canceled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.

                  (c) Stock Appreciation Right Unrelated to an Option. The Committee may grant to a Participant stock appreciation rights unrelated to Options. Stock appreciation rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, that, unless otherwise provided in an Award agreement, upon the death of a Participant, stock appreciation rights that would otherwise remain exercisable for a period of time following such death, shall remain exercisable for one year following death notwithstanding the term of the Award. Upon exercise of a stock appreciation right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a share on the date preceding the date of exercise of such stock appreciation right over the per share exercise price of the stock appreciation right, by (ii) number of shares of Common Stock as to which the stock appreciation right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any stock appreciation right by including such a limit in the agreement evidencing the stock appreciation right at the time it is granted.

                  (d) Method of Exercise. Stock appreciation rights shall be exercised by a Participant only by a written notice delivered in person or by mail to the Company at the Company's principal executive office, specifying the number of shares of Common Stock with respect to which the stock appreciation right is being exercised. If requested by the Committee, the Participant shall deliver the agreement evidencing the stock appreciation right being exercised and the agreement evidencing any related Option to the Company who shall endorse thereon a notation of such exercise and return such agreement to the Participant.

                  (e) Form of Payment. Payment of the amount determined under this Section 11 may be made in the discretion of the Committee solely in whole shares of Common Stock in a number determined at their Fair Market Value on the date preceding the date of exercise of the stock appreciation right, or solely in cash, or in a combination of cash and shares. If the Committee decides to make full payment in shares in Common Stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

            12. Share Awards. Subject to such performance and employment conditions as the Committee may determine, awards of Common Stock or awards based on the value of the Common Stock may be granted either alone or in addition to other Awards granted under the Plan. Any Awards under this Section 12 and any Common Stock covered by any such Award may be forfeited to the extent so provided in the Award agreement, as determined by the Committee. Payment of Common Stock awards made under this Section 12 which are based on the value of Common Stock may be made in Common Stock or in cash or in a combination thereof (based upon the Fair Market Value of the Common Stock on the date of payment), all as determined by the Committee in its sole discretion.

            13. Special Provisions.

                  (a) Change in Control. Unless otherwise provided in an Award agreement, upon the occurrence of a Change in Control, all Options and stock appreciation rights shall automatically become vested and exercisable in full and all restrictions or performance conditions, if any, on any Common Stock awards, restricted Common Stock, restricted Common Stock units, performance shares or performance share units granted hereunder shall automatically lapse. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

                  (b) Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on shares ("dividend equivalents"), with respect to the number of shares of Common Stock covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested.

            14. Withholding. Upon (a) disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option granted pursuant to the Plan within two years of the grant of the Incentive Stock Option or within one year after exercise of the Incentive Stock Option, or (b) exercise of a Nonqualified Stock Option (or an Incentive Stock Option treated as a Nonqualified Stock Option), exercise of a stock appreciation right or the vesting or payment of any other Award under the Plan, or (c) under any other circumstances determined by the Committee in its sole discretion, the Company shall have the right to require any Participant, and such Participant by accepting the Awards granted under the Plan agrees, to pay to the Company the amount of any taxes which the Company shall be required to withhold with respect thereto. In the event of clauses (a), (b) or (c), with the consent of the Committee, at its sole discretion, such Participant may elect to pay to the Company an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law. Such shares so delivered to satisfy the minimum withholding obligation may be either shares withheld by the Company upon the exercise of the Option or other shares. At the Committee's sole discretion, a Participant may elect to have additional taxes withheld and satisfy such withholding with cash or shares of Common Stock held for at least six (6) months prior to exercise, if, in the opinion of the Company's outside accountants, doing so, would not result in a charge against earnings.

            15. Nontransferability, Beneficiaries. Unless otherwise determined by the Committee with respect to the transferability of Nonqualified Stock Options by a Participant to his Immediate Family Members (or to trusts or partnerships or limited liability companies established for such family members), no Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation, and Options shall be exercisable, during the Participant's lifetime, only by the Participant (or by the Participant's legal representatives in the event of the Participant's incapacity). Each Participant may designate a beneficiary to exercise any Option held by the Participant at the time of the Participant's death or to be assigned any other Award outstanding at the time of the Participant's death. If no beneficiary has been named by a deceased Participant, any Award held by the Participant at the time of death shall be transferred as provided in his will or by the laws of descent and distribution. Except in the case of the holder's incapacity, an Option may only be exercised by the holder thereof.

            16. No Right to Continuous Service. Nothing contained in the Plan or in any Award under the Plan shall confer upon any Participant any right with respect to the continuation of service with the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate his or her Continuous Service at any time. Nothing contained in the Plan shall confer upon any Participant or other person any claim or right to any Award under the Plan.

            17. Governmental Compliance. Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such grant or award may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

            18. Adjustments; Corporate Events.

                  (a) In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (an "Event"), and in the Committee's opinion, such event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, including, without limitation, adjust any or all of the following: (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded;
(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award. The Committee determination under this Section 18(a) shall be final, binding and conclusive. Any such adjustment made to an Incentive Stock Option shall be made in accordance with Section 424(a) of the Code unless otherwise determined by the Committee in its sole discretion. The Committee's determination under this Section 18(a) shall be final, binding and conclusive.

                  (b) Upon the occurrence of an Event in which outstanding Awards are not to be assumed or otherwise continued following such an Event, the Committee may, in its discretion, terminate any outstanding Award without a Participant's consent and (i) provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Committee in its sole discretion and/or (ii) provide that such Award shall be exercisable (whether or not vested) as to all shares covered thereby for at least thirty (30) days prior to such Event.

                  (c) The existence of the Plan, the Award agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

            19. Award Agreement. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

            20. Amendment. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (a) no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable law, regulation or stock exchange rule and (b) except as provided in
Section 18, no amendment shall be made that would adversely affect the rights of a Participant under an Award theretofore granted, without such Participant's written consent.

            21. General Provisions.

                  (a) The Committee may require each Participant purchasing or acquiring shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Participant is acquiring the shares for investment and without a view to distribution thereof.

                  (b) All certificates for Common Stock delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Committee determines that the issuance of Common Stock hereunder is not in compliance with, or subject to an exemption from, any applicable Federal or state securities laws, such shares shall not be issued until such time as the Committee determines that the issuance is permissible.

                  (c) It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this
Section 21(c), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

                  (d) Except as otherwise provided by the Committee in the applicable grant or Award agreement, a Participant shall have no rights as a shareholder with respect to any shares of Common Stocks subject to an Award until a certificate or certificates evidencing shares of Common Stock shall have been issued to the Participant and, subject to Section 18, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which Participant shall become the holder of record thereof.

                  (e) The law of the State of Delaware shall apply to all Awards and interpretations under the Plan regardless of the effect of such state's conflict of laws principles.

                  (f) Where the context requires, words in any gender shall include any other gender.

                  (g) Headings of Sections are inserted for convenience and reference; they do not constitute any part of this Plan.

                  (h) The Committee shall have the power to accelerate the time at which an Award shall be exercisable or vest notwithstanding the terms of any Award agreement.

                  (i) No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

                  (j) The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

                  (k) No fractional shares of Common Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

                  (l) The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

            22. Expiration of the Plan. Subject to earlier termination pursuant to Section 20, no Award may be granted following the 10-year anniversary of the Effective Date and except with respect to outstanding Awards, this Plan shall terminate.

            23. Effective Date; Approval of Shareholders. The Plan is effective as of the date it is approved by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware (the "Effective Date"). If the Plan is approved, no further grants shall be made under the terms of the Company's 2000 Employee Stock Incentive Plan and the 2000 Director Stock Incentive Plan (collectively, the "Prior Plans") on or after the Effective Date; provided, that, any outstanding awards granted thereunder shall remain outstanding in accordance with the terms and conditions of such Prior Plans and the award agreements evidencing such awards. Unless the Company determines to submit Section 9 of the Plan and the definition of Performance Goal to the Company's stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further performance shares shall be made to Covered Employees under Section 9 after the date of such annual meeting, but the remainder of the Plan shall continue in effect.

                                INNOVO GROUP INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 2004

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned stockholder of Innovo Group Inc., or the Company, hereby appoints Samuel J. Furrow, Jr., and Patricia Anderson or either of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2004 annual meeting of stockholders to be held on Thursday, June 3, 2004, at 10:00 a.m. (local time) at The Wyndham Commerce Hotel, 5757 Telegraph Road, Commerce, California, 90040 upon the following matters and any other matter as may properly come before the 2004 annual meeting of stockholders or any adjournments thereof.


      1.    Election of nine directors to serve on the Board of Directors:

            Samuel J. Furrow         Samuel J. Furrow, Jr.    Patricia Anderson
            Marc B. Crossman         Dean Factor              Kelly Hoffman
            Suhail R. Rizvi          Kent Savage              Vincent Sanfilippo


      |_| FOR all the nominees listed above (except as marked to the contrary below).

      |_|   WITHHOLD AUTHORITY to vote for all the nominees listed above.

            (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

      --------------------------------------------------------------------------

      2.    Proposal to approve and adopt the 2004 Stock Incentive Plan.

                 |_| FOR        |_|  AGAINST      |_| ABSTAIN

      3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending November 27, 2004.

                 |_| FOR        |_|  AGAINST       |_| ABSTAIN

      --------------------------------------------------------------------------
             (continued and to be dated and signed on reverse side.)

                           (continued from other side)

      This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3 IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.


      The undersigned hereby acknowledges prior receipt of the notice of annual meeting of stockholders and proxy statement dated April 29, 2004, the Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K for the year ended November 29, 2003 and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the 2004 annual meeting of stockholders and voting in person.


      If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

                           Date: ______________________ , 2004.


                           _____________________________________________________
                           Signature of Stockholder or Authorized Representative

                           Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign.

      |_| I PLAN TO ATTEND THE JUNE 3, 2004 ANNUAL MEETING OF STOCKHOLDERS.

      PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.